EXECUTION

ABL CREDIT AGREEMENT
Dated as of August 13, 2010
Among
AAH HOLDINGS CORPORATION
AMSCAN HOLDINGS, INC.
THE SUBSIDIARIES OF AMSCAN HOLDINGS, INC.
FROM TIME TO TIME PARTY HERETO
THE FINANCIAL INSTITUTIONS PARTY HERETO
as the Lenders,
WELLS FARGO RETAIL FINANCE, LLC,
as Administrative Agent and Collateral Agent,

WELLS FARGO CAPITAL FINANCE, LLC,
and
BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners and Joint Lead Arrangers,
BANK OF AMERICA, N.A.
as Syndication Agent
SUNTRUST BANK
TD BANK, N.A.
and
RBS BUSINESS CAPITAL, a division of
RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA
as Co-Documentation Agents

TABLE OF CONTENTS

iii

iv

SCHEDULES:
Commitment Schedule
Schedule 1 — Subsidiary Borrowers
Schedule 1.01(a) — Existing Letters of Credit
Schedule 1.01(b) — Mortgaged Properties
Schedule 2.21(a) — DDAs
Schedule 2.21(b) — Credit Card Arrangements
Schedule 2.21(c) — Blocked Accounts
Schedule 3.14 — Insurance
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 4.01(b) — Local Counsel
Schedule 5.01(q) — Borrowing Base Reporting Items
Schedule 6.01(i) — Existing Indebtedness
Schedule 6.01(t) — Corporate Leases Assigned/Sold/Transferred
Schedule 6.02 — Existing Liens
Schedule 6.07 — Existing Investments
Schedule 6.11 — Transactions with Affiliates
Schedule 9.01 — Borrowers’ Website Address for Electronic Delivery

EXHIBITS:
Exhibit A — Form of Administrative Questionnaire
Exhibit B — Form of Assignment and Assumption
Exhibit C — Form of Borrowing Base Certificate
Exhibit D — Form of Compliance Certificate
Exhibit E — Joinder Agreement
Exhibit F — Form of Letter of Credit Request
Exhibit G — Form of Borrowing Request
Exhibit H — Form of Promissory Note
Exhibit I — Form of Interest Election Request

v

ABL CREDIT AGREEMENT
     ABL CREDIT AGREEMENT, dated as of August 13, 2010 (this “Agreement”), by and among AMSCAN HOLDINGS, INC., a Delaware corporation (“Amscan”), AAH HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), the subsidiaries of Amscan from time to time party hereto, the Lenders (as defined in Article 1), WELLS FARGO RETAIL FINANCE, LLC (“WFRF”), as administrative agent and collateral agent for the Lenders (in its capacity as administrative and collateral agent, the “Administrative Agent”), BANK OF AMERICA, N.A, as syndication agent for the Lenders (in its capacity as syndication agent, the “Syndication Agent”) and RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA, TD BANK, N.A. and SUNTRUST BANK, as co-documentation agents (in their capacity as co-documentation agents, the “Co-Documentation Agents”).
     The Borrowers have requested that (a) the Lenders extend credit in the form of Revolving Loans at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of $325,000,000, subject to increase as provided herein, (b) the Swingline Lender to extend credit, at any time and from time to time during the Availability Period, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of 10% of the Aggregate Commitments and (c) the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $50,000,000, to support payment obligations incurred in the ordinary course of business by the Borrowers. The proceeds of the Revolving Loans and the Swingline Loans are to be used solely (a) to refinance the existing indebtedness of Amscan and its Subsidiaries under the Existing ABL Agreement, to refinance the existing indebtedness of Party City Franchise Group, LLC under the PCFG Credit Agreement, to pay Transactions Costs, and for working capital adjustments, and (b) with respect to all other borrowings thereof, for working capital and other general corporate purposes of the Borrowers and their subsidiaries.
     The Lenders and the Swingline Lender are willing to extend such credit to the Borrowers, the Administrative Agent is willing to cause Wells Fargo Bank to issue and each of the other Issuing Banks is willing to issue Letters of Credit for the account of the Borrowers and Guarantors, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE 1 DEFINITIONS
     Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Account” has the meaning assigned to such term in the Pledge and Security Agreement.

     “Account Debtor” means any Person obligated on an Account.
     “ACH” means automated clearing house transfers.
     “Additional Lender” has the meaning assigned to such term in Section 2.23(b).
     “Adjustment Date” means the first day of each January, April, July and October, as applicable.
     “Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.
     “Administrative Agent Account” has the meaning assigned to such term in Section 2.21(d).
     “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.
     “Advent” means Advent International Corporation and shall include any fund affiliated with Advent International Corporation.
     “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Amscan or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Amscan or any of its Subsidiaries, threatened against or affecting Amscan or any of its Subsidiaries or any property of Amscan or any of its Subsidiaries.
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control”, (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Capital Stock having the ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, but excluding any Person that would be an “Affiliate” solely because it is an unrelated portfolio company of a Sponsor.
     “Aggregate Commitments” means, at any time, the sum of the Commitments at such time provided, that, to the extent that at any time the Aggregate Commitments are less than the amount of the Borrowing Base, the amount of the Aggregate Commitments shall be reduced by the Senior Debt Reserves. As of the Closing Date, the Aggregate Commitments is $325,000,000.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2%, (b) the LIBO Rate

(which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis) plus 1%, and (c) Prime Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, as the case may be.
     “Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments, provided, that, for purposes of Section 2.22 and otherwise herein, when there is a Defaulting Lender, any such Defaulting Lender’s Commitment shall be disregarded in any such calculations. If the Commitments have terminated or expired, the Applicable Percentages of each Lender shall be determined based on the Revolving Exposure of the applicable Lenders, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
     “Applicable Rate” means, for any day, with respect to any ABR Loan or LIBO Rate Loan, the applicable rate per annum set forth below under the caption “LIBO Rate Spread” or “ABR Spread”, as the case may be, based upon the Average Historical Excess Availability as of the most recent Adjustment Date; provided, that, until the first Adjustment Date occurring at least three (3) full months after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Historical Excess
Availability	LIBO Rate Spread	ABR Spread
Category 1

Average Historical Excess Availability less than $100,000,000	2.75%	1.75%

Category 2

Average Historical Excess Availability equal to or greater than $100,000,000 but less than $200,000,000	2.50%	1.50%

Category 3

Average Historical Excess Availability equal to or greater than $200,000,000	2.25%	1.25%
The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above; provided, that, (a) if an Event of Default shall have occurred and be continuing at any time a reduction of the Applicable Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived; (b) if a Borrowing Base Certificate is not delivered when required pursuant to Section 5.01(q), Average Historical Excess Availability shall be deemed to be less than $100,000,000 until a Borrowing Base Certificate is delivered in compliance with Section 5.01(q) and (c) if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect, in each case prior to 30 days after payment in full in cash of the Obligations (other than contingent indemnity obligations expressly surviving termination hereof), such that the Applicable Rate would have been higher or lower than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher or lower rate, as applicable, for any such applicable periods and shall be due and payable on demand or credited, as applicable.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means Wells Fargo Capital Finance, LLC and Banc of America Securities LLC.
     “Asset Sale” means the sale by Holdings or any of its Subsidiaries to any Person other than Amscan or any of its wholly-owned Subsidiaries of (a) any of the Capital Stock of any of Holdings’ Subsidiaries (including by issuance of such Capital Stock), (b) substantially all of the assets of any division or line of business of Amscan or any of its Subsidiaries, or (c) any other assets (whether tangible or intangible) of Amscan or any of its Subsidiaries (other than (i) inventory sold in the ordinary course of business, (ii) sales of Cash Equivalents for the fair market value thereof, and (iii) any such other assets to the extent that (A) the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $5,000,000 or less and (B) the aggregate value of such assets sold is equal to $15,000,000 or less in any Fiscal Year).
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower Agent.
     “Available Commitment” means, at any time, the Aggregate Commitments then in effect minus the Revolving Exposure of all Lenders at such time.
     “Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.
     “Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion, as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Inventory, Eligible In-Transit Inventory, Eligible Credit Card Receivables, or Eligible Trade Receivables included in the Borrowing Base (including claims that the Administrative Agent reasonably determines will need to be satisfied in connection with the realization upon such Collateral).
     “Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three (3)-month period immediately preceding such Adjustment Date (with the Borrowing Base at such time for any such day used to determine “Excess Availability”, calculated by reference to the most recent Borrowing Base Certificate delivered to, and Reserves established by, the Administrative Agent on or prior to such day pursuant to Section 5.01(q) and Section 2.25).
     “Banking Services” means each and any of the following bank services provided to any Loan Party at the written request of such Loan Party by the Administrative Agent, any Lender or any of their Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury management services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services).
     “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services.
     “Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion as being appropriate to reflect reasonably anticipated liabilities and obligations of the Loan Parties in respect of Banking Services then provided or outstanding.
     “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).
     “Berkshire” means Berkshire Partners LLC and shall include any fund affiliated with Berkshire Partners LLC.
     “Blocked Account Agreement” has the meaning assigned to such term in Section 2.21(c).
     “Blocked Accounts” has the meaning assigned to such term in Section 2.21(c).
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower Agent” means Amscan Holdings, Inc., a Delaware corporation.

     “Borrowers” means, collectively, the Subsidiaries of Amscan listed on Schedule 1 hereto and any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.
     “Borrowing” means any (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect, (b) Swingline Loan or (c) Protective Advance.
     “Borrowing Base” means, at any time, an amount equal to (a) the Trade Receivables Component plus (b) the Inventory Component plus (c) the Credit Card Receivables Component minus (d) without duplication, (i) the then amount of all Availability Reserves and other Reserves as the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and (ii) the Senior Debt Reserve. The Borrowing Base at any time shall be determined, by reference to the most recent Borrowing Base Certificate delivered to, and Reserves established by, the Administrative Agent pursuant to Section 5.01(q) and Section 2.25.
     “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Agent, in substantially the form of Exhibit C, as such form, subject to the terms hereof, may from time to time be modified as agreed by Borrower Agent and Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.
     “Borrowing Request” means a request by any Borrower (or Borrower Agent on behalf of such Borrower) for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit G, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower Agent and Administrative Agent or such other form as shall be approved by the Administrative Agent.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

     “Cash” means money, currency or a credit balance in any demand or Deposit Account.
     “Cash Dominion Event” means at any time an Event of Default exists or has occurred and is continuing or Excess Availability is less than 15% of the lesser of the Borrowing Base or the Aggregate Commitments for any three (3) consecutive days; provided, that, the Administrative Agent has notified the Borrower Agent thereof. For purposes of Section 2.21 only, the occurrence of a Cash Dominion Event shall be deemed to exist and to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds 15% of the Aggregate Commitments for thirty (30) consecutive Business Days, in which event a Cash Dominion Event shall no longer be deemed to exist or be continuing; provided, that, a Cash Dominion Event may not be cured as contemplated by this sentence more than two (2) times in any four (4) fiscal quarter period.
     “Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has Tier 1 capital (as defined in the regulations of its primary federal banking regulator) of not less than $100,000,000 (each Lender and each commercial bank referred to herein as a “Cash Equivalent Bank”); (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $250,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) with respect to Foreign Subsidiaries, investments of the types described in clause (d) above issued by a Cash Equivalent Bank or any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $250,000,000.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement).
     “Change of Control” means, at any time, (a) if Sponsors shall cease to beneficially own and control 51% or more of the combined voting power of all of the Capital Stock of Holdings, (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsors shall have after the Closing Date obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings, (c) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (i) were members of the board of directors of Holdings on the Closing Date or (ii) were nominated for election by a majority of the board of directors of Holdings, who were either (A) directors on the Closing Date or (B) whose election or nomination for election was previously approved by a majority of such directors or by any Sponsor, (d) Holdings shall cease to own 100% of the Capital Stock of Amscan, (e) any “change of control” or similar event under the Senior Subordinated Note Indenture (or any agreement or instrument evidencing or related to any Refinancing Indebtedness with respect thereto with an aggregate outstanding principal amount in excess of the Threshold Amount) shall occur.
     “Charges” has the meaning assigned to such term in Section 9.17.
     “Chester Distribution Center” means the distribution center located at 47 Elizabeth Drive, Chester, New York owned in fee by the Orange County Industrial Development Agency and in which Amscan Inc. is the contract vendee.
     “Chester Distribution Center Collateral” means the land and improvements comprising the Chester Distribution Center as described in the mortgage securing the Chester Distribution Center Permanent Financing as in effect on the date hereof.
     “Chester Distribution Center Permanent Financing” means Indebtedness of Amscan Inc. and the Orange County Industrial Development Agency pursuant to that certain mortgage dated December 19, 2001 with the New York Job Development Authority in an individual principal amount, as of the Closing Date, of $4,853,959.14, the proceeds of which have been used by Amscan to finance a portion of the construction and development of the Chester Distribution Center.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.
     “Closing Date” means August 13, 2010, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
     “Co-Documentation Agents” has the meaning assigned to such term in the preamble to this Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means any and all property of a Loan Party subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to the Collateral Documents in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.
     “Collateral Access Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Collateral Documents” means, collectively, the Pledge and Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
     “Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, acquire participations in Letters of Credit, and to make Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $325,000,000.
     “Commitment Increase” has the meaning assigned to such term in Section 2.23(a).
     “Commitment Increase Lender” has the meaning assigned to such term in Section 2.23(e).
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Commitment Fee Rate” means (a) for the period commencing on the Closing Date and continuing until the first Adjustment Date occurring one full calendar quarter after the Closing Date, a rate equal to 0.50% per annum and (b) for each calendar quarter thereafter, the applicable rate per annum set forth below based upon the amount by which the Aggregate Commitments exceed the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding three month period:

Average Daily Principal Balance of the Outstanding
Revolving Loans and Letters of Credit	Commitment Fee Rate
Category 1

Less than 50% of the Aggregate Commitments	0.500%

Category 2

Equal to or greater than 50% of the Aggregate Commitments	0.375%
The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the amount by which the Aggregate Commitments exceed the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding three month period in accordance with the table above; provided, that, (a) if an Event of Default shall have occurred and be continuing at the time any reduction in the Commitment Fee Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived; (b) if a Borrowing Base Certificate is not delivered when required pursuant to Section 5.01(q), the average daily principal balance of the outstanding Revolving Loans and Letters of Credit for such three month period shall be deemed to be less than 50% of the Aggregate Commitments until a Borrowing Base Certificate is delivered in compliance with Section 5.01(q) and (c) if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect, in each case prior to 30 days after the payment in full in cash of the Obligations (other than contingent indemnity obligations expressly surviving termination hereof), such that the Commitment Fee Rate would have been higher or lower than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, the Commitment Fee due under this Agreement shall be immediately recalculated at such higher or lower rate, as applicable, for any such applicable periods and shall be due and payable on demand or credited, as applicable.
     “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.
     “Compliance Event” means that Excess Availability on any day is less than (a) 15% of the lesser of the Borrowing Base or the Aggregate Commitments or (b) $25,000,000.
     “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income) the amounts of:
               (i) Consolidated Interest Expense;

               (ii) taxes paid and provisions for taxes based on income or profits;
               (iii) total depreciation expense;
               (iv) total amortization expense;
               (v) other non-cash items reducing Consolidated Net Income including without limitation provisions for minority interests and items resulting from marking hedging obligations to market, purchase accounting, deferred rent and from compensation charges due to stock awards or stock options (excluding any such non-cash item to the extent that it represents (A) an accrual or reserve for potential cash items in any future period, (B) amortization of a prepaid Cash item that was paid in a prior period or (C) a reserve against or write down or write-off of inventory in accordance with GAAP);
               (vi) Transaction Costs;
               (vii) any non-recurring or unusual Cash costs incurred in the relevant period which are properly classified as such on the income statement of Holdings in accordance with GAAP; provided, that, the aggregate amount of such non-recurring or unusual Cash costs included in this clause (vii) incurred during any Fiscal Year shall not exceed $5,000,000;
               (viii) Management Fees accrued or paid in such period (excluding any Management Fees paid in such period to the extent they represent an accrual in a prior period); and
               (ix) any reasonable expenses or charges related to any issuance of Capital Stock, Investments permitted under Section 6.07, Permitted Acquisitions, asset sales permitted pursuant to Section 6.08 (d), (p), (q) or (r) or Indebtedness permitted to be incurred under Section 6.01 (or related to any similar event occurring prior to the Closing Date to the extent such expenses or charges were incurred in such period), in each case whether or not consummated; and
minus (c) non-cash items increasing Consolidated Net Income for such period.
Notwithstanding anything to the contrary, it is agreed, that for the purpose of calculating the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, for any period that includes the Fiscal Quarter ended on December 31, 2009, the Fiscal Quarter ended on March 31, 2010 or the Fiscal Quarter ended June 30, 2010, Consolidated Adjusted EBITDA for the Fiscal Quarter ended on December 31, 2009, shall be deemed to be $99,630,000, Consolidated Adjusted EBITDA for the Fiscal Quarter ended on March 31, 2010, shall be deemed to be $22,787,000 and Consolidated Adjusted EBITDA for the Fiscal Quarter ended on June 30, 2010 shall be deemed to be $49,142,000.
     “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries. Notwithstanding the foregoing, Consolidated Capital Expenditures shall not include (a) any amounts reinvested from Net Proceeds (determined without giving effect to the exclusions in the definition of Asset Sale) or Net Insurance/Condemnation Proceeds, (b) expenditures made with tenant allowances received by Amscan or any of its Subsidiaries from landlords in the ordinary course of business and subsequently capitalized, (c) any amounts spent in connection with Investments permitted pursuant to Section 6.07 and Permitted Acquisitions permitted pursuant to Section 6.08(f), (d) any additions to property and equipment and other capital expenditures made with the proceeds of any Sponsor Equity Contribution, (e) expenditures that are accounted for as capital expenditures by Amscan or any Subsidiary and that actually are paid for by a Person other than Amscan or any Subsidiary to the extent neither Amscan nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (f) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation, (g) the book value of any asset owned by Amscan or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided, that, (i) any expenditure necessary in order to permit such asset to be reused shall be included as a capital expenditure during the period in which such expenditure actually is made and (ii) such book value shall have been included in capital expenditures when such asset was originally acquired, or (h) that portion of interest on Indebtedness incurred for capital expenditures which is paid in cash and capitalized in accordance with GAAP.
     “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding (a) any amount not paid or payable currently in cash, (b) amortization of deferred financing costs and (c) Transaction Costs otherwise included in Consolidated Interest Expense.
     “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including (i) all commissions, discounts and other fees and charges owed with respect to letters of credit and (ii) any commitment fees on the unused portion of the Revolving Commitments as set forth in Section 2.12. For avoidance of doubt, Consolidated Interest Expense shall be net of payments made or received under interest rate Hedge Agreements.
     “Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided, that, there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a

Subsidiary of Amscan and other than Amscan de Mexico, S.A. de C.V. for so long as it is treated as a consolidated subsidiary of Amscan in accordance with GAAP) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Plan, and (e) any net extraordinary gains or net extraordinary losses.
     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Amscan and/or other companies.
     “Cost” means cost determined according to the accounting policies used in the preparation of Amscan’s most recent audited financial statements prior to the date hereof (pursuant to which the average cost method of accounting is used for retail inventories and the FIFO method of accounting is being used for wholesale inventories) without regard to intercompany profit or increases for currency exchange rates.
     “Credit Card Notification” has the meaning provided in Section 2.21(c).
     “Credit Card Receivables Component” means the face amount of Eligible Credit Card Receivables multiplied by 90%.
     “Credit Extension” means a Credit Extension made under the Commitments, including all Swingline Loans, Protective Advances and LC Credit Extensions (other than LC Credit Extensions made by Lenders pursuant to Section 2.06(d)).
     “Credit Extensions” means each of (a) a Borrowing and (b) an LC Credit Extension.

     “Credit Facility” means the Loans and Letters of Credit provided to or for the benefit of Borrowers pursuant to the terms of this Agreement.
     “Credit Suisse” means Credit Suisse, Cayman Islands Branch.
     “Customer Credit Liability Reserve” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards sold by the Borrowers and Loan Guarantors entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits issued by and customer deposits received by the Borrowers and Loan Guarantors.
     “Customs Broker Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Borrower, a customs broker or other carrier, and the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Administrative Agent and agrees, upon notice from the Administrative Agent (which notice shall be delivered only upon the occurrence and during the continuation of the Event of Default), to hold and dispose of the subject Inventory solely as directed by the Administrative Agent.
     “DDA Notification” has the meaning assigned to such term in Section 2.21(c).
     “DDAs” means any checking or other demand deposit account maintained by the Loan Parties (excluding any payroll, trust VEBA and tax withholding accounts) other than accounts with outstanding balances no greater than $500,000 individually and $1,500,000 in the aggregate. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Intercreditor Agreement.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Revolving Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Revolving Loan or to fund its participation in a Letter of Credit, Swingline Loan or Protective Advance required to be made or funded by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after the request of Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances (unless the subject of a good faith dispute between Borrowers and such Lender), (d) become insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), Borrowers, Administrative Agent, Swingline Lender and each Issuing Bank shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of Borrowers, Administrative Agent, Swingline Lender and each Issuing Bank), to continue to perform its obligations as a Lender hereunder; provided, that, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by a Governmental Authority.
     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
     “Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap collar and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity- linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.
     “Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the first anniversary of the Maturity Date, (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (iii) contains any repurchase obligation which may come into effect prior to payment in full in cash of all Obligations;

provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full in cash of the Obligations.
     Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of Amscan or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Amscan (or any of its direct or indirect parents or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
     “Document” has the meaning set forth in Article 9 of the UCC.
     “Dollars” or “$” refers to lawful money of the United States of America.
     “Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $1,000,000,000, (c) any Affiliate of a Lender under common control with such Lender or (d) an Approved Fund of a Lender; provided, that, in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender, (iii) Holdings or any Borrower or any Affiliate thereof or (iv) any Sponsor or any of its Affiliates.
     “Eligible Credit Card Receivables” means Accounts due to any Borrower on a non-recourse basis from Visa, MasterCard, American Express Company, Discover, and other credit card or debit card issuer and processors, as arise in the ordinary course of business, which have been earned by performance, and are not excluded as ineligible by one or more of the criteria set forth below (without duplication of any Reserves established by the Administrative Agent). Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables:

          (a) Accounts due from major credit card or debit card processors that have been outstanding for more than five (5) Business Days from the date of sale or for such longer period as may be approved by the Administrative Agent in its reasonable discretion;
          (b) Accounts due from major credit card or debit card processors with respect to which a Borrower does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Administrative Agent for its own benefit and the benefit of the other Secured Parties and Second Priority Liens and Permitted Encumbrances);
          (c) Accounts due from major credit card or debit card processors that are not subject to a first priority security interest in favor of the Administrative Agent for its own benefit and the benefit of the other Secured Parties other than Permitted Encumbrances having priority by applicable law (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);
          (d) Accounts due from major credit card or debit card processors which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);
          (e) Except as otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld), Accounts due from major credit card or debit card processors as to which the credit card or debit card processor has the right under certain circumstances to require any Borrower to repurchase the Accounts from such credit card processor;
          (f) Except as otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld), Accounts due from any Person on account of any private label credit card or debit card receivables other than such Accounts under programs between a Borrower and a third party reasonably acceptable to the Administrative Agent where the third party retains the consumer credit exposure;
          (g) Accounts due from major credit card or debit card processors (other than Visa, MasterCard, American Express Company and Discover) which the Administrative Agent determines in its reasonable discretion acting in good faith to be uncertain of collection; or
          (h) Accounts which are acquired in connection with a Permitted Acquisition to the extent the Administrative Agent shall not have received a Report in respect of such Accounts, which Report shows results reasonably satisfactory to the Administrative Agent; it being agreed that the Administrative Agent shall take such actions as are reasonably required to obtain such a Report (which Report shall be at the expense of Borrowers and shall not be considered in any limitation on such Reports at the expense of Borrowers provided in Section 5.06 or otherwise) promptly upon the request of any Borrower (or Borrower Agent on behalf of such Borrower), provided, that, Administrative Agent may, in its judgment, determine to include such Accounts as Eligible Credit Card Receivables prior to the receipt by Administrative Agent of such Report, without limiting the right of Administrative Agent to subsequently exclude such Accounts based on the results of such Report.
     “Eligible In-Transit Inventory” means, at any time, without duplication of other Eligible Inventory, Inventory:
          (a) which has been shipped (i) from a foreign location for receipt by any Borrower within forty-five (45) days of the date of shipment, or (ii) from a domestic location for receipt by any Borrower within fifteen (15) days of the date of shipment, but, in either case, which has not yet been delivered to such Borrower;
          (b) for which the purchase order is in the name of a Borrower and title has passed to such Borrower;
          (c) for which the document of title reflects any Borrower as consignee or, if requested by the Administrative Agent, names the Administrative Agent as consignee, and in each case for Inventory shipped from a foreign location, as to which the Administrative Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Administrative Agent, by the delivery of a Customs Broker Agreement);
          (d) for which the document of title, if requested by the Administrative Agent, is negotiable;
          (e) which is insured in accordance with the terms of this Agreement; and
          (f) which otherwise is not excluded from the definition of Eligible Inventory (except by violation of (g), (j) or (n) of that definition).
     “Eligible Inventory” means, at any time, all Inventory (excluding Eligible In- Transit Inventory) of the Borrowers; provided, however, that, Eligible Inventory shall not include any Inventory:
          (a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (other than a Landlord Lien as to which a Landlord Lien Reserve applies and other than Liens Permitted under Section 6.02);
          (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Second Priority Lien, (iii) a Permitted Encumbrance arising by operation of law, (iv) a Landlord Lien as to which a Landlord Lien Reserve applies or (v) Liens Permitted under Section 6.02;
          (c) which is unmerchantable, defective or unfit for sale;

          (d) which does not conform in all material respects to the representations and warranties contained in this Agreement or the Pledge and Security Agreement;
          (e) which is not owned only by one or more Borrowers;
          (f) which constitutes work-in-process or supplies, spare parts or other similar items dedicated for internal use by the Borrowers, bill-and-hold goods or goods that constitute goods held on consignment or goods that are not of a type held for sale in the ordinary course of business;
          (g) which is not located in the U.S. or Canada or is in transit with a common carrier from vendors or suppliers (other than Eligible In-Transit Inventory);
          (h) which is located at any location leased by a Borrower, unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement as to such location or (ii) a Landlord Lien Reserve with respect to such location has been established by the Administrative Agent in its Permitted Discretion;
          (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) a Landlord Lien Reserve has been established by the Administrative Agent in its Permitted Discretion;
          (j) which is being processed offsite by a third party at a third party location or outside processor, or is in transit (other than Eligible In-Transit Inventory) to or from said third party location or outside processor;
          (k) which is the subject of a consignment by any Borrower as consignor or consignee;
          (l) which contains or bears any intellectual property rights licensed to any Borrower pursuant to a license with any Person other than a Borrower unless the Administrative Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;
          (m) which is not reflected in a current perpetual inventory report (other than Eligible In-Transit Inventory) of Amscan or any of its Subsidiaries; or
          (n) which is acquired in connection with a Permitted Acquisition to the extent the Administrative Agent shall not have received a Report in respect of such Inventory, which Report shows results reasonably satisfactory to the Administrative Agent; it being agreed that the Administrative Agent shall take such actions as are reasonably required to obtain such a Report (which Report shall be at the expense of

Borrowers and shall not be considered in any limitation on such Reports at the expense of Borrowers provided in Section 5.06 or otherwise) promptly upon the request of any Borrower (or Borrower Agent on behalf of such Borrower), provided, that, Administrative Agent may, in its judgment, determine to include such Inventory as Eligible Inventory prior to the receipt by Administrative Agent of such Report, without limiting the right of Administrative Agent to subsequently exclude such Inventory based on the results of such Report..
     “Eligible Trade Receivables” means, at any time, all Accounts (excluding Eligible Credit Card Receivables) due to any Borrower arising from the sale of goods of the Borrowers or the provision of services by the Borrowers; provided, however, that, Eligible Trade Receivables shall not include any Account:
          (a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Second Priority Lien, (iii) a Permitted Encumbrance arising by operation of law or (iv) a Lien that is permitted to exist under Section 6.02;
          (c) with respect to which more than 120 days have elapsed from the original invoice date thereof, or which is more than 30 days past due, or which has been written off the books of the Borrowers or otherwise designated as uncollectible;
          (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;
          (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 20% of the aggregate Eligible Trade Receivables;
          (f) which does not conform in all material respects to the representations and warranties contained in this Agreement or in the Pledge and Security Agreement;
          (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor (it being agreed that the Borrowers’ current practice with respect to electronic purchase orders and confirmations is satisfactory to the Administrative Agent), (iii) represents a progress billing, (iv) is contingent upon the Borrowers’ completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

          (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrowers or if such Account was invoiced more than once;
          (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
          (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
          (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;
          (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S. or Canada or any state or province thereof unless, in any case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;
          (m) which is owed in any currency other than U.S. Dollars;
          (n) which is owed by (i) the government (or any department, agency, public corporation or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent and, if requested by the Administrative Agent, which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;
          (o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Borrower;
          (p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Borrower is indebted (but, subject to the proviso below, only to the extent of such indebtedness) or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof; provided, that no Account that otherwise constitutes an Eligible Trade Receivable shall be rendered ineligible by virtue of this clause (p) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an enforceable agreement that is reasonably satisfactory to the Administrative Agent;
          (q) which is subject to any counterclaim, deduction, defense, setoff or dispute notice of which is provided to any Borrower or any of its Subsidiaries but only to the extent of any such counterclaim, deduction, defense, setoff or dispute; provided, that no Account that otherwise constitutes an Eligible Trade Receivable shall be rendered ineligible by virtue of this clause (q) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an enforceable agreement that is reasonably satisfactory to the Administrative Agent;
          (r) which is evidenced by any promissory note, chattel paper or instrument;
          (s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit any Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or is qualified to do business in such jurisdiction;
          (t) with respect to which any Borrower has made any agreement with the Account Debtor for the reduction thereof, other than discounts and adjustments given in the ordinary course of business, or other than any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account; provided, that only the amount of the reduction of any such Account shall be deemed ineligible by virtue of this clause (t);
          (u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
          (v) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay; or
          (w) which is acquired in connection with a Permitted Acquisition to the extent the Administrative Agent shall not have received a Report in respect of such Account, which Report shows results reasonably satisfactory to the Administrative Agent; it being agreed that the Administrative Agent shall take such actions as are reasonably required to obtain such a Report (which Report shall be at the expense of Borrowers and shall not be considered in any limitation on such Reports at the expense of Borrowers provided in Section 5.06 or otherwise) promptly upon the request of any Borrower (or Borrower Agent on behalf of such Borrower), provided, that, Administrative Agent may, in its judgment, determine to include such Accounts as Eligible Trade Receivables prior to the receipt by Administrative Agent of such Report, without limiting the right of Administrative Agent to subsequently exclude such Accounts based on the results of such Report..
     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Amscan, any of its Subsidiaries or any of their respective ERISA Affiliates.
     “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Borrower or any of its Subsidiaries or any Facility.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
     “ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member.

     “ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Amscan, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Amscan, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Amscan, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Amscan, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Amscan, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Amscan, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; or (i) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
     “Event of Default” has the meaning assigned to such term in Article 7.
     “Excess Amount” has the meaning assigned to such term in Section 2.06(d).
     “Excess Availability” means, at any time, an amount equal to (a) the lesser of: (i) the Aggregate Commitments at such time and (ii) the Borrowing Base at such time (as determined, by reference to the most recent Borrowing Base Certificate delivered to, and Reserves established by, the Administrative Agent pursuant to Section 5.01(q) and Section 2.25), minus (b) the aggregate Revolving Exposures of all Revolving Lenders at such time.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Excluded Taxes” means, with respect to Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or any other Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or in which such Lender is otherwise subject to tax without regard to the transactions contemplated by this Agreement, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower or any other Loan Party is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower or any other Loan Party with respect to such withholding tax pursuant to Section 2.17(a) or is attributable to such Lender’s failure to comply with Section 2.17(e), and (d) any withholding tax under Sections 1471 through 1474 of the Code, or any successor thereto, and, in each case, any regulations promulgated thereunder and any interpretation or other guidance issues in connection therewith.
     “Existing ABL Agreement” means the ABL Credit Agreement, dated as of May 25, 2007, among Holdings, Amscan, certain subsidiaries of Amscan, as guarantors, the several lenders from time to time party thereto and Credit Suisse as administrative agent.
     “Existing Debt Refinancing” means the payment in full of all amounts, if any, due or owing under the Existing ABL Agreement (except to the extent of any Existing Letters of Credit) and the PCFG Credit Agreement, the termination of all commitments thereunder and the release and discharge of all guarantees thereof (if any) and all security therefore (if any).
     “Existing Letter of Credit” means any letter of credit previously issued for the account of any Borrower or any other Loan Party by a Lender or an Affiliate of a Lender, or by Bank of America, N.A. that is (a) outstanding on the Closing Date and (b) listed on Schedule 1.01(a).
     “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Fee Letter” means that certain Amended and Restated Fee Letter dated of even date herewith, by and among the Loan Parties, the Administrative Agent and WFRF.
     “Financial Officer” of any person means the chief financial officer, treasurer, assistant treasurer, vice president of finance or controller of such person.
     “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Amscan that such financial statements fairly present, in all material respects, the financial condition of Amscan and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
     “Financial Plan” as defined in Section 5.1(i).
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
     “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year or the Saturday closest to December 31 of each calendar year.
     “Fixed Charge Coverage Ratio” means for any period, the ratio of (a) Consolidated Adjusted EBITDA minus the unfinanced portion of Consolidated Capital Expenditures to (b) Fixed Charges, in all cases calculated for Amscan and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Fixed Charges” means, with reference to any period, without duplication, the sum of (a) Consolidated Cash Interest Expense, plus (b) the aggregate amount of scheduled principal payments in respect of long-term Indebtedness of Amscan and the Subsidiaries paid in cash during such period (other than (i) payments made by Amscan or any Subsidiary to Amscan or a Subsidiary and (ii) the principal payments due on the maturity date in respect of the Senior Subordinated Notes and the Senior Secured Term Loan Facility), plus (c) expense for taxes paid in cash during such period, in each case paid in cash during such period, plus (d) the aggregate amount of Restricted Junior Payments (other than (i) those described in clause (e) of the definition thereof and (ii) those described in clauses (a), (b) and (c) thereof for purposes only of clause (a)(iv) and (b)(iv) of the definition of “Payment Conditions”) paid in cash during such period, plus (e) scheduled Capital Lease Obligation payments paid in cash during such period, all calculated for such period for Amscan and its Subsidiaries on a consolidated basis.
     “Flood Hazard Property” means any Real Estate Asset subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

     “Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Funding Account” has the meaning assigned to such term in Section 4.01(i).
     “GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.
     “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.
     “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “Granting Lender” has the meaning assigned to such term in Section 9.04(e).
     “Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

     “Guarantor Percentage” has the meaning assigned to such term in Section 10.10.
     “Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, exposure to which is prohibited, limited or regulated by any Environmental Law or any Governmental Authority or which may or could pose a hazard to the health and safety or to the indoor or outdoor environment.
     “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.
     “Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Borrower or any Subsidiary and any other Person.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
     “Holdings” has the meaning assigned to such term in the preamble to this Agreement.
     “Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent twelve-month period do not exceed $100,000; provided, that, the total asset value and total revenues of all Subsidiaries designated as such shall not exceed $500,000 in the aggregate.
     “Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
     “Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet in accordance with GAAP and any such obligations incurred under ERISA), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or twelve months in the case of a bona fide trade payable or (ii) evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for the Indebtedness of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if in the case of any agreement described under subclause (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) all net obligations of such Person in respect of any Derivative Transaction, including, without limitation, any Hedging Agreement, whether or not entered into for hedging or speculative purposes; provided in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any calculation of the Fixed Charge Coverage Ratio or the Interest Coverage Ratio under this Agreement.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Information” has the meaning set forth in Section 3.11(a).
     “Information Memorandum” means the Confidential Information Memorandum dated July 15, 2010, relating to the Borrowers and the Transactions.
     “Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of May 27, 2007, among Administrative Agent (as successor to Bank of America, N.A.) as agent for the Revolving Facility Secured Parties referred to therein, Credit Suisse, as agent for the Term Loan Secured Parties referred to therein, Amscan, Holdings and the Subsidiaries of Holdings from time to time party thereto.
     “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period plus the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of Amscan or any of its Subsidiaries, other than dividends on Capital Stock payable solely in Capital Stock of any Borrower (other than Disqualified Capital Stock) or to Amscan or a Subsidiary of Amscan, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Amscan, expressed as a decimal, in each case, determined on a consolidated basis in accordance with the GAAP.
     “Interest Election Request” means a request by the Borrower Agent in the form of Exhibit I hereto or such other form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.
     “Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan), the first calendar day of each January, April, July and October (commencing with the first calendar day of October 2010) and the Maturity Date and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
     “Interest Period” means (a) with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed by each Lender, nine or twelve months) thereafter, as the Borrowers may elect; provided, that, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Inventory Component” means 85% of the Net Recovery Percentage of Eligible Inventory and Eligible In-Transit Inventory (in each case, net of Inventory Reserves not already reflected in the determination of Net Recovery Percentage) multiplied by the value of each such category of Inventory; provided, that, for purposes of determining the Inventory Component, Eligible In-Transit Inventory shall not in any case exceed $20,000,000.
     “Inventory Reserves” means (a) such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include reserves based on: (i) seasonality; (ii) imbalance; (iii) change in Inventory character; (iv) change in Inventory composition; (v) change in Inventory mix; (vi) mark-downs (both permanent and point of sale); (vii) reasonably anticipated changes in appraised value of Inventory between appraisals; (viii) out-of-date and/or expired Inventory; (ix) Inventory which is to be returned to vendor.
     “Investment” means (a) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than any Borrower or a Subsidiary Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings, any Borrower or any Subsidiary Guarantor), of any Capital Stock of such Subsidiary; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than Holdings, any Borrower or any Subsidiary Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Issuing Bank” means Wells Fargo Bank, Bank of America, N.A. and any other Lender that, at the request of any Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld), agrees to become an Issuing Bank and, solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate of a Lender that issued such Existing Letter of Credit, or Bank of America, N.A., as the case may be. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joinder Agreement” has the meaning assigned to such term in Section 5.12(a).
     “Landlord Lien” means any Lien of a landlord on any Borrower’s or any Subsidiary’s property, granted by statute or otherwise.
     “Landlord Lien Reserve” means an amount equal to up to two months’ rent for all of the Loan Parties’ leased locations or the amount that may be payable for two months to any third party warehouse, trailer storage or other self-storage facility or bailee (a) where Eligible Inventory is located in each Landlord Lien State for retail stores, trailer storage or self-storage facility and in any state for distribution centers, warehouses or other locations, in each case, other than leased locations or warehouses, trailer storage or self-storage facility or bailee locations with respect to which the Administrative Agent shall have received a Collateral Access Agreement in form reasonably satisfactory to the

Administrative Agent or (b) where any amounts payable by any Loan Party to the owner or lessor thereof (including retail stores, trailer storage or self-storage facility) or warehouse or bailee are past due by more than 15 days or (c) where any Loan Party has granted a security interest or lien in Collateral consisting of Revolving Facility First Lien Collateral to the owner or lessor of such leased location (including retail stores, trailer storage or self-storage facility) or warehouse or bailee, other than leased locations or warehouses or other locations with respect to which the Administrative Agent shall have received a Collateral Access Agreement in form reasonably satisfactory to the Administrative Agent.
     “Landlord Lien State” means (a) each of Washington, Virginia and Pennsylvania and (b) such other state(s) in which a landlord’s claim for rent or the claims of the owner of a leased trailer or a self-storage facility for rent, fees or other charges has priority by operation of law over the Lien of the Administrative Agent in any of the Collateral consisting of Eligible Inventory, as notified by the Administrative Agent to the Borrowers in writing.
     “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
     “LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof (in the face amount thereof) or any increase in the face amount thereof.
     “LC Disbursement” means a payment made by an Issuing Bank pursuant to a drawing on a Letter of Credit.
     “LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower or any other Loan Party at such time, less (c) the amount then on deposit in the LC Collateral Account. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to this Agreement.
     “Letter of Credit Request” has the meaning assigned to such term in Section 2.06(b).
     “LIBO Rate” means, with respect to any Interest Period, (a) the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen

LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Administrative Agent) as the London interbank offered rate for deposits in US Dollars for a term comparable to such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates), and (b) if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo Bank and with a term equivalent to such Interest Period would be offered to Wells Fargo Bank by major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, and in each case subject to the reserve percentage prescribed by governmental authorities.
     “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
     “Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to Administrative Agent under the Loan Documents and applicable law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or going out of business sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
     “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letters of Credit or Letter of Credit applications, the Collateral Documents and the Intercreditor Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.
     “Loan Guarantor” means each Loan Party (other than a Borrower).
     “Loan Guaranty” means Article 10 of this Agreement.
     “Loan Parties” means Holdings, Amscan, each Borrower, each other Domestic Subsidiary of Amscan and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.
     “Loans” means Revolving Loans, Swingline Loans and Protective Advances.

     “Management Agreement” means the amended and restated management agreement by and among Berkshire Partners LLC, Weston Presidio Service Company LLC and Amscan, dated November 10, 2006, and any amendments made thereto.
     “Management Fees” means the fees paid by Amscan to Sponsors under the Management Agreement in exchange for services provided to Amscan under the Management Agreement.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” means (a) a material adverse change in the condition (business, financial or otherwise), assets or results of operations of Holdings or any of its Subsidiaries, taken as a whole, or (b) the impairment (other than as a result of circumstances of the type described in clause (a) above) in any material respect of the ability of the Loan Parties, taken as a whole, to perform, or of the Administrative Agent or the Lenders to enforce, the Obligations.
     “Material Contract” means any contract or other arrangement to which Amscan or any of its Subsidiaries is a party (other than the Loan Documents or other agreements evidencing or relating to Indebtedness) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “Material Real Estate Asset” means (a) any fee-owned Real Estate Asset or any Real Estate Asset in which a Loan Party holds a purchase right as of the Closing Date having a fair market value in excess of $2,000,000 as of such date and (b) any fee-owned Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value in excess of $2,000,000 as of the date of acquisition thereof shall be a “Material Real Estate Asset”.
     “Maturity Date” means August 13, 2015 or any earlier date on which the Aggregate Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Maximum ABL Credit Facility Amount” means the maximum amount of the Indebtedness under the Credit Facility permitted to be incurred by the Loan Parties under the terms of any agreement or instrument evidencing or related to the Senior Subordinated Notes or any Refinancing Indebtedness with respect thereto (to the extent such agreements or instruments limit the amount of Indebtedness to be incurred under the Credit Facility) that specifically references such Indebtedness under a credit facility, in each case without regard to satisfying any financial covenants or ratios for the incurrence of such Indebtedness. For the avoidance of doubt, as of the date hereof, the Maximum ABL Credit Facility Amount shall be calculated with reference to the maximum amount of Indebtedness under the Credit Facility permitted to be incurred by the Loan Parties pursuant to Sections 4.09(b)(1) and 4.09(b)(16) of the Senior Subordinated Notes Indenture, after giving effect to any other Indebtedness then incurred in reliance upon such Sections (and not subsequently reclassified).

     “Maximum ABL Total Debt Amount” means the maximum amount of the Indebtedness under the Credit Facility permitted to be incurred by the Loan Parties under the terms of any agreement or instrument evidencing or related to the Senior Subordinated Notes, the Senior Secured Term Loan Facility or, any Refinancing Indebtedness with respect to the Senior Subordinated Notes or refinancing or replacement of the then existing Senior Secured Term Loan Facility (to the extent such agreements or instruments limit the amount of Indebtedness to be incurred under the Credit Facility).
     “Maximum Liability” has the meaning assigned to such term in Section 10.09.
     “Maximum Rate” has the meaning assigned to such term in Section 9.17.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
     “Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.12.
     “Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on owned real property of a Loan Party.
     “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
     “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
     “Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds (including Cash Equivalents) received by Holdings or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of Holdings or any of its Subsidiaries or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) the amount of (i) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of Holdings or such Subsidiary in respect thereof; (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such loss, taking or sale, (iii) amounts required to be prepaid pursuant to the mandatory prepayment provisions under the Senior Secured Term Facility Credit Agreement in connection therewith, (iv) in the case of a taking, the reasonable costs of putting any affected property in a safe and secure position and (v) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes payable as a result of any gain recognized in connection therewith; provided, however, that, if the Borrower Agent shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrowers’ intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrowers and their Subsidiaries (or to acquire all of the Capital Stock of a Person substantially all of whose assets are used or useful in the business of the Borrowers and their Subsidiaries) within 365 days of receipt of such proceeds, such proceeds shall not constitute Net Insurance/Condemnation Proceeds except to the extent not so used at the end of such 365 day period, at which time such proceeds shall be deemed to be Net Insurance/Condemnation Proceeds. All of the payments or proceeds described above shall be paid to, and held in, Blocked Accounts to the extent required under Section 2.21(d) prior to the use thereof in accordance with the terms of this Agreement.
     “Net Proceeds” means (a) with respect to any Asset Sale, the cash proceeds (including Cash Equivalents and cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling costs and expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (iv) cash escrows (until released from escrow to the Borrowers or any of their Subsidiaries) from the sale price for such Asset Sale and (v) amounts required to be prepaid pursuant to the mandatory prepayment provisions of the Senior Secured Term Facility Credit Agreement resulting from such Asset Sale; provided, however, that, if Amscan shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth Amscan’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries (or to acquire all of the Capital Stock of a Person substantially all of whose assets are used or useful in the business of Amscan and its Subsidiaries) within 365 days of receipt of such proceeds, such proceeds shall not constitute Net Proceeds except to the extent not so used at the end of such 365 day period, at which time such proceeds shall be deemed to be Net Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs, underwriting discounts and other expenses incurred in connection therewith. All of the payments or proceeds described above shall be paid to, and held in, Blocked Accounts to the extent required under Section 2.21(d) prior to the use thereof in accordance with the terms of this Agreement.

     “Net Recovery Percentage” means, with respect to Inventory of any Person, the projected recovery of such Inventory on a “going out of business sale” basis, net of all reasonable costs and expenses of liquidation thereof; as based upon the most recent Inventory appraisal conducted in accordance with this Agreement and expressed as a percentage of Cost of such Inventory.
     “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).
     “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.
     “Obligated Party” has the meaning assigned to such term in Section 10.02.
     “Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents.
     “OFAC” has the meaning assigned to such term in Section 3.20.
     “Officers’ Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer.
     “Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
     “Other Information” has the meaning assigned to such term in Section 3.11(b).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but not including, for the avoidance of doubt, the Excluded Taxes.

     “Participant” has the meaning assigned to such term in Section 9.04.
     “Paying Guarantor” has the meaning assigned to such term in Section 10.10.
     “Payment Conditions” means,
          (a) with respect to any Permitted Acquisition or Investment, as applicable, as of the date of such Permitted Acquisition or Investment, and after giving effect thereto and to any payment in respect thereof, that (i) no Default or Event of Default then exists or would arise as a result of such transaction or payment with respect thereto, (ii) using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such transaction or payment with respect thereto, Excess Availability shall be not less than 15% of the lesser of the Borrowing Base or the Aggregate Commitments after giving pro forma effect to such transaction or payment as if such transaction or payment had been made, (iii) with respect to any Permitted Acquisition or series of related Permitted Acquisitions in any Fiscal Year, at any time that the aggregate amount of consideration for Permitted Acquisitions paid or payable during such Fiscal Year exceeds $30,000,000 prior to any such proposed transaction or payment with respect thereto or would exceed such amount after giving effect thereto, or with respect to any other Investment or series of other related Investments, in each case, permitted under Section 6.07(r), in any Fiscal Year at any time that the aggregate amount of consideration for such other Investments paid or payable during such Fiscal Year exceeds $30,000,000 prior to any such proposed transaction or payment with respect thereto or would exceed such amount after giving effect thereto, Administrative Agent shall have received from Amscan projections reasonably satisfactory to the Administrative Agent demonstrating that Projected Average Excess Availability at all times during the twelve (12) month period immediately succeeding any such transaction or payment shall be not less than 15% of the lesser of the Borrowing Base and the Aggregate Commitments; provided, that, at any time after the delivery of such projections in any Fiscal Year, Amscan shall not be required to deliver such projections again in such Fiscal Year (or in the following Fiscal Year) unless and until the aggregate amount of consideration for Permitted Acquisitions or Investments permitted under Section 6.07(r), as the case may be, paid or payable during such Fiscal Year (together with amounts paid or payable in such following Fiscal Year) exceeds an additional $30,000,000, and (iv) the Fixed Charge Coverage Ratio as of the end of the most recently ended twelve (12) consecutive month period ending on the last day of the fiscal month prior to the date of such acquisition or Investment for which Administrative Agent has received financial statements shall be greater than or equal to 1:00 to 1:00 after giving pro forma effect to such transaction or payment as if such transaction or payment (if applicable to such calculation) had been made as of the first day of such period; and
          (b) with respect to any Restricted Junior Payment, as of the date of such Restricted Junior Payment and after giving effect thereto, that (i) no Default or Event of Default then exists or would arise as a result of the making of such payment, (ii) using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such payment, Excess Availability shall be not less than 20% of the lesser of the Borrowing Base and the Aggregate Commitments after giving pro forma effect to such payment as if such payment had been made as of the first day of such period, (iii) prior to making the proposed payment, Amscan shall have delivered projections to the Administrative Agent reasonably satisfactory to the Administrative Agent demonstrating that Projected Average Excess Availability at all times during the twelve (12) month period immediately succeeding any such payment shall be not less than 20% of the lesser of the Borrowing Base and the Aggregate Commitments; and (iv) the Fixed Charge Coverage Ratio as of the end of the most recently ended twelve (12) consecutive month period ending on the last day of the fiscal month prior to the date of such Restricted Junior Payment for which Administrative Agent has received financial statements shall be greater than or equal to 1:00 to 1:00 after giving pro forma effect to such payment as if such payment (if applicable to such calculation) had been made as of the first day of such period.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “PCFG Credit Agreement” means the Credit Agreement, dated November 2, 2007, by and among Party City Franchise Group, LLC, The CIT Group/Business Credit, Inc., as administrative agent and collateral agent, and the other lenders for whom it is acting as agent, Newstar Financial, Inc., as syndication agent and CIT Capital Securities LLC, as sole arranger.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
     “Perfection Certificate” means a certificate in the form of Exhibit D to the Pledge and Security Agreement or any other form approved by the Administrative Agent.
     “Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit D-1 to the Pledge and Security Agreement or any other form approved by Administrative Agent.
     “Permitted Acquisition” means any acquisition by Amscan or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division or any operating stores of, any Person; provided, that,:
          (a) immediately prior to, and after giving effect to such acquisition, the Payment Conditions shall have been satisfied; provided, that, this clause (a) shall not apply to any acquisition or series of related acquisitions during a Fiscal Year where the aggregate amount of consideration for such acquisition or series of related acquisitions is less than $10,000,000, so long as the aggregate amount of consideration for such acquisition or series of related acquisitions, together with the aggregate amount of consideration for all other Permitted Acquisitions in the same Fiscal Year (excluding any Permitted Acquisition previously subject to the Payment Conditions pursuant to this clause (a)), is less than $30,000,000;

          (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
          (c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Amscan in connection with such acquisition shall be owned by Amscan or a Subsidiary thereof and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Amscan, each of the actions set forth in Section 5.12, as applicable;
          (d) the Borrowers shall have delivered to the Administrative Agent at least ten (10) Business Days prior to such acquisition, (i) all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (a) above and (ii) an Officers’ Certificate stating that any related incurrence of Indebtedness is permitted pursuant to this Agreement; provided, that, this clause (d) shall not apply to any acquisition or series of related acquisitions during a Fiscal Year where the aggregate amount of consideration for such acquisition or series of related acquisitions is less than $10,000,000, so long as the aggregate amount of consideration for such acquisition or series of related acquisitions, together with the aggregate amount of consideration for all other Permitted Acquisitions in the same Fiscal Year (excluding any Permitted Acquisition previously subject to the delivery requirements of this clause (d)), is less than $30,000,000; and
          (e) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which Holdings and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses.
     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured asset-based lender).
     “Permitted Encumbrances” means Liens permitted to exist as set forth in clauses Section 6.02(b) through Section 6.02(i) of Section 6.02.
     “Permitted Liens” means each Lien permitted pursuant to Section 6.02.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Amscan or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Pledge and Security Agreement” means that the Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties.
     “Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
     “Prime Rate” means the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
     “Pro Forma Basis” or “pro forma effect” means with respect to any determination of the Interest Coverage Ratio or Fixed Charge Coverage Ratio after giving effect to Permitted Acquisitions, Asset Sales or the incurrence or assumption of any Indebtedness (each, a “Subject Transaction”), Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such Subject Transactions or which are to be implemented by the business subject to the Subject Transaction or by Amscan and its Subsidiaries as a result of the Subject Transaction, are factually supportable and are expected to have a continuing impact, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and raw material and other cost savings expected to be realized in connection with the Subject Transaction, which pro forma adjustments are certified by an Officers’ Certificate and which are determined (a) on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission or (b) solely in the case of additional pro forma adjustments to Consolidated Adjusted EBITDA not determined in a manner consistent with clause (a) above (for all Subject Transactions during the period of determination) not to exceed 5.0% of pro forma Consolidated Adjusted EBITDA (as reformulated) and realizable within one year of the date of determination for the period of determination, on such other basis as may be certified by Officers’ Certificate to be in compliance with the requirements of this definition), using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Amscan and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
     For purposes of such calculations any Indebtedness incurred under Section 6.01(n) or otherwise incurred or assumed in connection with Permitted Acquisitions subsequent to the beginning of the four quarter calculation period shall be deemed to have been incurred or assumed at the beginning of such four quarter calculation period. In addition, Permitted Acquisitions that have been made or are being made by any Borrower or any of its Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date (including through mergers or consolidations and including any related financing transactions) shall be deemed to have occurred on the first day of the four-quarter reference period.
     “Projected Average Excess Availability” means the projected average Excess Availability for each month during any twelve (12) month period as determined in good faith by Amscan and certified by a Financial Officer of Amscan.
     “Projections” means the projections of Amscan and the Subsidiaries included in the Information Memorandum (or a supplement thereto).
     “Promissory Notes” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit H hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Loans made by such Lender.
     “Protective Advance” has the meaning assigned to such term in Section 2.04(a).
     “Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.
     “Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided, that, the fair market value of any such assets or Capital Stock shall be determined by the Borrowers in good faith.
     “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) in real property then owned by any Loan Party.
     “Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).
     “Register” has the meaning assigned to such term in Section 9.04.
     “Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
     “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
     “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

     “Related Agreements” means the Management Agreement and the Senior Subordinated Note Indenture.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
     “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 9.12.
     “Required Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Commitments at such time; provided, that, the Revolving Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
     “Requirements of Law” means, with respect to any Person, collectively, the Organizational Documents of such Person and the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserves” means Availability Reserves, Banking Services Reserves, Customer Credit Liability Reserves, Inventory Reserves, Landlord Lien Reserves, Senior Debt Reserves and any and all other reserves which the Administrative Agent deems necessary in its Permitted Discretion (without duplication of amounts that already reduce the Borrowing Base by virtue of the factors included in or tested by the eligibility criteria contained in the foregoing definitions) to reflect any event, condition, contingency or circumstance that: (a) will or reasonably could be expected to adversely affect the value of any Collateral, the enforceability or priority of the Administrative Agent’s Liens thereon (including for amounts secured by any Liens, or claims, which rank or are capable of ranking in priority to the Administrative Agent’s Liens), or the validity or enforceability of this Agreement or the other Loan Documents or any of the material rights or remedies of the Secured Parties hereunder or thereunder, or the amount which Administrative Agent, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the sale or other disposition of such Collateral or which reflect costs relating to the exercise of the Administrative Agent’s rights or remedies or which relate to any Default or Event of Default, or (b) evidences that any collateral report or financial information delivered to Administrative Agent by a Loan Party is incomplete, inaccurate or misleading in any material respect. Without limiting the generality of the foregoing, there may be dilution reserves, reserves for unpaid and accrued sales taxes, reserves for banker’s liens, rights of setoff or similar rights and remedies as to deposit or investment accounts, reserves for contingent liabilities of any Loan Party, reserves for uninsured or underinsured losses or litigation of any Loan Party, reserves for customs charges, freight and shipping charges related to any Inventory in transit, reserves for other taxes, fees, assessments, and other governmental charges with respect to the Collateral or any Loan Party, reserves for self-insurance and insurance premiums, reserves for royalties and other payments to owners or licensors of intellectual property.
     “Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article 4), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Debt Payment” has the meaning set forth in Section 6.05(b).
     “Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Amscan now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Amscan now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Amscan now or hereafter outstanding; (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, Subordinated Indebtedness and (e) any payment of management or similar fees to any Sponsor or any of its Affiliates.
     “Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) its LC

Exposure, (c) its Applicable Percentage of the aggregate principal amount of Swingline Loans outstanding at such time and (d) its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.
     “Revolving Facility First Lien Collateral” has the meaning set forth in the Intercreditor Agreement.
     “Revolving Lender” means, as of any date of determination, a Lender with a Commitment or, if the Commitments have terminated or expired, a Lender with Revolving Exposure.
     “Revolving Loan” means a Loan made pursuant to Section 2.01.
     “S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.
     “Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by any Borrower or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by such Borrower or such Subsidiary to such Person in contemplation of such leasing.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
     “Second Priority Lien” means any Lien on any asset of any Loan Party that is granted under the Term Loan Security Documents and that, pursuant and subject to the provisions of the Intercreditor Agreement, is junior in priority to the Liens of the Administrative Agent in the Collateral.
     “Secured Hedging Obligations” means all Hedging Obligations under each Hedge Agreement that (a) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedge Agreement is entered into.
     “Secured Obligations” means all Obligations, together with (a) Banking Services Obligations and (b) all Secured Hedging Obligations.
     “Secured Parties” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that, “Securities” shall not include any earnout agreement or obligation or any employee bonus or other incentive compensation plan or agreement.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Senior Debt Reserve” means reserves established in the event that there are any obligations outstanding under the Senior Term Loan Facility or the Senior Subordinated Note Documents (as each may be amended, modified, replaced or refinanced from time to time) at any time on and after the date forty-five (45) days prior to any then scheduled maturity date under such agreements, in an amount of such obligations.
     “Senior Secured Term Facility Credit Agreement” means the Term Loan Credit Agreement, dated as of May 25, 2007, among Holdings, Amscan, the subsidiaries of Amscan from time to time party thereto, Credit Suisse, as administrative agent and collateral agent and the lenders from time to time party thereto, as the same may be amended, restated, modified, refinanced, replaced, extended, renewed or supplemented from time to time.
     “Senior Secured Term Loan Facility” means the credit facility pursuant to the Senior Secured Term Facility Credit Agreement and one or more debt facilities or other financing arrangements (including, without limitation indentures) providing for term loans or other long-term indebtedness that replace or refinance such credit facility, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility.
     “Senior Subordinated Note Documents” means the Senior Subordinated Note Indenture under which the Senior Subordinated Notes are issued and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof
     “Senior Subordinated Notes” means Amscan’s 8.75% Senior Subordinated Notes due 2014, in an original aggregate principal amount of $175,000,000.
     “Senior Subordinated Note Indenture” means the Indenture dated as of April 30, 2004, among Amscan, as issuer, certain of its subsidiaries and Holdings, as guarantors, and The Bank of New York, as trustee, pursuant to which the Senior Subordinated Notes are issued.
     “Senior Subordinated Note Termination” means the date of repayment in full in cash of all outstanding obligations (other than contingent indemnity obligations expressly surviving termination thereof) under the Senior Subordinated Note Documents.

     “Shrink Reserve” means an amount estimated by the Administrative Agent in its Permitted Discretion to be equal to that amount which is required in order that the shrink reflected in current stock ledger of Amscan and its Subsidiaries would be reasonably equivalent to the shrink calculated as part of Amscan’s most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any shrink as so reflected in the current stock ledger of Amscan and its Subsidiaries or estimated by Amscan for purposes of computing the Borrowing Base other than at month’s end).
     “SPC” has the meaning assigned to such term in Section 9.04(c).
     “Sponsors” means collectively Advent, Berkshire and Weston.
     “Sponsor Equity Contributions” means equity contributions made on or after the Closing Date by any Sponsor or its Affiliates and any other stockholder of Holdings on the Closing Date to Holdings.
     “Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.
     “Stated Amount” means, at any time, the maximum amount for which a Letter of Credit may be honored.
     “Subordinated Indebtedness” means (a) Indebtedness of Amscan evidenced by the Senior Subordinated Notes and (b) any other Indebtedness of Amscan and its Subsidiaries expressly subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to the Administrative Agent and Required Lenders.
     “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person of a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
     “Subsidiary” means any subsidiary of Holdings other than an Unrestricted Subsidiary.
     “Subsidiary Guarantor” means each Subsidiary of Amscan that is a Loan Party and that executes this Agreement as a Loan Guarantor on the Closing Date and each other

Subsidiary of any Borrower that thereafter guarantees the Secured Obligations pursuant to the terms of this Agreement.
     “Super Majority Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 66-2/3% of the sum of the total Revolving Exposure and unused Commitments at such time; provided, that, the Revolving Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time.
     “Swingline Lender” means WFRF, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” means a Loan made pursuant to Section 2.05.
     “Syndication Agent” has the meaning assigned to such term in the preamble to this Agreement.
     “Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Loan Security Documents” has the meaning set forth in the Intercreditor Agreement.
     “Threshold Amount” means $20,000,000.
     “Trade Receivables Component” means the face amount of Eligible Trade Receivables multiplied by 85%.
     “Transaction Costs” means fees and expenses payable or otherwise borne by Holdings, Amscan and its subsidiaries in connection with the Transactions and the transactions contemplated thereby.
     “Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the Existing Debt Refinancing, and (c) the payment of the Transaction Costs.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
     “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations; but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.
     “Unrestricted Subsidiary” means any subsidiary of any Borrower designated by the board of directors of such Borrower as an Unrestricted Subsidiary pursuant to Section 9.19 subsequent to the Closing Date.
     “USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
     “Wells Fargo Bank” means Wells Fargo Bank, N.A., a national banking association, or any successor entity thereto.
     “Weston” means Weston Presidio Service LLC and shall include any fund affiliated with Weston Presidio Service LLC.
     “WFRF” means Wells Fargo Retail Finance, LLC, a Delaware limited liability company, in its individual capacity, or any successor entity thereto.
     Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Revolving Borrowing”).
     Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions or qualifications on such amendments, amendment and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to and including” and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04. Accounting Terms; GAAP.
          (a) Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature that are used in calculating the Interest Coverage Ratio or the Fixed Charge Coverage Ratio shall be construed and interpreted in accordance with GAAP, as in effect on May 25, 2007 unless otherwise agreed to by the Borrower Agent and the Required Lenders. Amscan shall provide such information concerning GAAP as so in effect as Administrative Agent may from time to time reasonably request.
          (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Subject Transaction occurs, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Subject Transaction on a Pro Forma Basis.
     Section 1.05. Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
     Section 1.06. Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
ARTICLE 2 THE CREDITS
Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount requested by a Borrower (or Borrower Agent on behalf of such Borrower) that will not result in:
          (a) such Lender’s Revolving Exposure exceeding such Lender’s Commitment, or
          (b) the total Revolving Exposures exceeding the lesser of (i) the Aggregate Commitments and (ii) the Borrowing Base.

Within the foregoing limits and subject to the terms and conditions set forth herein (including the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04), the Borrowers may borrow, repay and reborrow Revolving Loans.
     Section 2.02. Loans and Borrowings.
          (a) Each Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.
          (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as any Borrower (or Borrower Agent on behalf of such Borrower) may request in accordance herewith. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that, (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender, (iii) the making of such LIBO Rate Loan by such domestic or foreign branch or Affiliate of such Lender shall not result in any additional tax liability to the Borrowers and (iv) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the LIBO Rate or increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply).
          (c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided, that, an ABR Borrowing may be made in a lesser aggregate amount that is equal to the entire unused balance of the Aggregate Commitments, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that, there shall not at any time be more than a total of ten (10) different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding.
          (d) Notwithstanding any other provision of this Agreement, no Borrower (or Borrower Agent on behalf of any Borrower) shall, or shall be entitled to,

request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          (e) Notwithstanding any other provision of this Agreement, no Borrower (or Borrower Agent on behalf of any Borrower) shall, or shall be entitled to, request, and Administrative Agent and Lenders shall have no obligation or commitment to make any Loans or issue or extend any Letters of Credit if after giving effect thereto the aggregate Revolving Exposures would exceed the Maximum ABL Total Debt Amount.
     Section 2.03. Requests for Borrowings. To request a Borrowing, a Borrower (or Borrower Agent on behalf of such Borrower) shall notify the Administrative Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by such Borrower (or Borrower Agent on behalf of such Borrower) or by telephone (a) in the case of a LIBO Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days (or, in the case of a LIBO Rate Borrowing to be made on the Closing Date, two (2) Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (including any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by such Borrower (or Borrower Agent on behalf of such Borrower). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
               (i) the aggregate amount of the requested Borrowing;
               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;
               (iv) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
               (v) the location and number of the Borrowers’ account or any other designated account(s) to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

     Section 2.04. Protective Advances.
          (a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion in the exercise of its commercially reasonable judgment (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Exposure to exceed the Borrowing Base; provided, that, no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed five percent (5%) of the Borrowing Base as determined on the date of such proposed Protective Advance; and provided, further, that, the aggregate amount of Credit Extensions plus the aggregate amount of outstanding Protective Advances shall not exceed the Aggregate Commitments and there shall not be more than three Protective Advances during any twelve month period. No Protective Advance may remain outstanding for more than forty-five (45) days without the consent of the Required Lenders unless a Liquidation is taking place. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
          (b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable

Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.
     Section 2.05. Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the amount equal to 10% of the Aggregate Commitments, or (ii) the total Revolving Exposures exceeding the lesser of the Aggregate Commitments and the Borrowing Base; provided, that, the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall be in an integral multiple of $100,000 and not less than $500,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Agent shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by telephone (confirmed by facsimile), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the location and number of the Borrowers’ account or other designated account(s) to which funds are to be disbursed and shall include such information with respect to the Maximum ABL Credit Facility Amount and Maximum ABL Total Debt Amount as Administrative Agent may reasonably request. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower Agent (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) on the requested date of such Swingline Loan.
          (b) The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower Agent of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that, any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
          (c) If Swingline Loans are outstanding as of the close of business on any Monday, the Swingline Lender shall deliver written notice to the Administrative Agent not later than 12:00 p.m., New York City time, on the following Business Day requiring that the Lenders make Revolving Loans that are ABR Loans on such Business Day in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding as of the close of business on such Monday and based upon their Applicable Percentages; provided, however, that, the Lenders shall not be required to make such Revolving Loans to the extent (but only to the extent) that such Loans would cause the Aggregate Credit Extensions to exceed the Commitments. Notwithstanding anything herein to the contrary, (i) the proceeds of such Revolving Loans made by the Lenders shall be immediately delivered by the Administrative Agent to the Swingline Lender and applied to repay a corresponding portion of the Refunded Swingline Loans and (ii) on the day such Revolving Loans are made, such portion of the Refunded Swingline Loans paid shall no longer be outstanding as Swingline Loans.
     Section 2.06. Letters of Credit.
          (a) General. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for all purposes hereof will be deemed to have been issued on the Closing Date. Subject to the terms and conditions set forth herein, (i) Administrative Agent agrees to cause Wells Fargo Bank as Issuing Bank, and each other Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.06, (A) from time to time on any Business Day during the period from the Closing Date to but not including the 30th day prior to the Maturity Date, upon the request of the Borrower Agent, to issue Letters of Credit denominated in Dollars only and issued on sight basis only for the account of any

Borrower (or any Loan Guarantor so long as a Borrower is a joint and several co-applicant, and references to “Borrowers” in this Section 2.06 shall be deemed to include reference to such Loan Guarantor) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.06(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.06(d).
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Agent shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent, at least two (2) Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to Administrative Agent and the applicable Issuing Bank), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit F attached hereto (each a “Letter of Credit Request”), together with such information with respect to the Maximum ABL Credit Facility Amount and Maximum ABL Total Debt Amount as Administrative Agent may reasonably request. To request an amendment, extension or renewal of a Letter of Credit, the Borrower Agent shall submit such a request on its letterhead addressed to the applicable Issuing Bank (with a copy to the Administrative Agent) at least two (2) Business Days in advance of the requested date of amendment, extension or renewal, identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by Administrative Agent or the applicable Issuing Bank, the Borrower Agent also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Agent to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and on issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall, subject to Sections 2.09(b) and 2.23(f), not exceed $50,000,000, and (ii) the aggregate amount of Credit Extensions shall not exceed the lesser of the Aggregate Commitments and the Borrowing Base. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Lender, the Administrative Agent will provide such Lender with copies of such Letter of Credit or amendment. With respect to

Commercial Letters of Credit, each Issuing Bank shall on the first Business Day of each week submit to the Administrative Agent, by facsimile, a report detailing the daily aggregate total of Commercial Letters of Credit for the previous calendar week.
          (c) Expiration Date.
               (i) Each Standby Letter of Credit shall expire not later than the earlier of (A) the date one year after the date of the issuance of such Letter of Credit and (B) the date that is five (5) Business Days prior to the Maturity Date; provided, that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (B) of this paragraph (c)(i)).
               (ii) Each Commercial Letter of Credit shall expire on the earlier of (A) 180 days after the date of the issuance of such Letter of Credit and (B) the date that is five (5) days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Notwithstanding the terms of Section 2.02, if any Letters of Credit remain outstanding upon the termination of the Commitments, to the extent the Commitments exceed the Credit Extensions (the “Excess Amount”) upon such termination of the Commitments, the Lenders shall be deemed to have sold to each Lender, and each Lender shall be deemed unconditionally and irrevocably to have so purchased from the Lenders, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Applicable Percentage in the lesser of (i) such Excess Amount and (ii) such undivided interest and participation of each Lender in such outstanding Letters of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto.
          (e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC

Disbursement by paying to the Administrative Agent (or, in the case of documentary Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date the Borrower Agent receives notice under paragraph (g) of this Section of such LC Disbursement; provided, that, the Borrowers (or Borrower Agent on behalf of Borrowers) may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.
          (f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided, that, the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower Agent by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburses such LC Disbursement, at the rate per annum then applicable to Loans that are ABR Loans; provided, that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of an Issuing Bank. An Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrowers, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing

Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization.
               (i) If any Event of Default shall occur and be continuing, then on the Business Day that the Borrower Agent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph (j), upon such demand, the Borrowers shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date; provided, that, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause Section 7.01(f) or Section 7.01(g) of Section 7.01.
               (ii) Notwithstanding anything to the contrary herein, prior to the Senior Subordinated Note Termination, in the event that the aggregate Revolving Exposures at any time exceeds the Maximum ABL Credit Facility Amount and at such time, the “Fixed Charge Coverage Ratio” as such term is defined in the Senior Subordinated Note Indenture for Amscan’s most recently ended twelve (12) fiscal months for which Administrative Agent has received financial statements is less than 2.5 to 1.0, then on the Business Day that the Borrower Agent receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph (j), upon such demand, the Borrowers shall deposit, in the LC Collateral Account, an amount in cash equal to 103% of the LC Exposure as of such date.
               (iii) Any such deposit under clause (i) or (ii) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the

Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the Borrowers but in no event later than three (3) Business Days after such Event of Default has been cured or waived.
     Section 2.07. Funding of Borrowings.
          (a) Each Lender and each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:30 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided, that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrowers (or Borrower Agent on behalf of Borrowers); provided, that, ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent to be applied as contemplated by Section 2.04 (and the Administrative Agent shall, upon the request of the Borrower (or Borrower Agent on behalf of Borrowers), deliver to the Borrowers a reasonably detailed accounting of such application).
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Loans that are ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

     Section 2.08. Type; Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders, based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrowers (or Borrower Agent on behalf of Borrowers) shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Agent.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and
               (iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower Agent fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.
     Section 2.09. Termination and Reduction of Commitments.
          (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.
          (b) Upon delivering the notice required by Section 2.09(d), the Borrowers may at any time terminate the Commitments upon (i) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 103% of the LC Exposure as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other Obligations then due, together with accrued and unpaid interest thereon.
          (c) Upon delivering the notice required by Section 2.09(d), the Borrowers may from time to time reduce the Commitments; provided, that, (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10 or Section 2.11, the sum of the Revolving Exposures would exceed the Aggregate Commitments.
          (d) The Borrower Agent shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section shall be irrevocable; provided, that, a notice of termination of the Commitments delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments pursuant to this Section 2.09 shall be permanent. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.
     Section 2.10. Repayment of Loans; Evidence of Debt.
          (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earliest of (A) the Maturity Date, (B)demand by the Administrative Agent and (C) forty-five (45) days (or such longer period as may be consented to by Required Lenders) after such Protective Advance is made, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date; provided, that, on each date that a Revolving Loan is made while any Protective Advance is outstanding, the Borrowers shall repay all Protective Advances with the proceeds of such Revolving Loan then outstanding. On the Maturity Date, the Borrowers shall cancel and return all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, furnish to the Administrative Agent a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 103% of the LC Exposure as of such date) and make payment in full in cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations then due, together with accrued and unpaid interest thereon.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided, that, the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Promissory Notes in such form payable to the payee named therein and its registered assigns.
     Section 2.11. Prepayment of Loans.
          (a) Upon prior notice in accordance with paragraph (c) of this Section, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.16). Prepayments made pursuant to this Section 2.11(a), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Loans.
          (b) Except for Protective Advances permitted under Section 2.04, in the event and on each Business Day on which the total Revolving Exposure exceeds the lowest of (i) the Aggregate Commitments, (ii) the Borrowing Base and (iii) the Maximum ABL Total Debt Amount, the Borrowers shall prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure, in an aggregate amount equal to such excess by taking any of the following actions as it shall determine at its sole discretion: (A) prepayment of Revolving Loans or Swingline Loans or (B) deposit of cash in the LC Collateral Account (but in any event, such payments of Revolving Loans or Swingline Loans and such deposits of cash shall in the aggregate be equal to such excess); provided, that, (1) if the circumstances described in this clause (b) are the result of the imposition of or increase in a Reserve, the Borrowers shall not be required to make the initial prepayment or deposit until the fifth Business Day following the date on which Administrative Agent notifies the Borrower Agent of such imposition or increase and (2) the LC Exposure may not be reduced to less than zero.
          (c) At all times after the occurrence and during the continuance of a Cash Dominion Event and notification thereof by the Administrative Agent to the Borrower Agent (subject to the provisions of Section 2.18(b) and to the terms of the Pledge and Security Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Administrative Agent Account or otherwise received by Administrative Agent for application to the Obligations, first to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent, the Issuing Banks and the Lenders (other than in connection with Banking Services or Secured Hedging Obligations), pro rata, second to pay interest due and payable in respect of any Revolving Loans (including Swingline Loans) and any Protective Advances that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, fourth to prepay the principal of the Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure, pro rata, fifth to pay or prepay any other Obligations (other than Obligations in connection with Banking Services or Secured Hedging Obligations)

whether or not then due, in such order and manner as Administrative Agent determines; sixth, to pay or prepay Obligations in connection with Banking Services or Secured Hedging Obligations, pro rata; and seventh, as the Borrowers may direct.
          (d) In the event that after giving effect to the Senior Debt Reserves, if any, either (i) Excess Availability during the forty-five (45) day period prior to the then scheduled maturity date of the Senior Subordinated Notes or Senior Secured Term Loan Facility, as the case may be, is less than the amount equal to 20% of the lesser of the Borrowing Base or the Aggregate Commitments or (ii) the projections required to be delivered to Administrative Agent under Section 5.01(r) show that Excess Availability at any time during such forty-five (45) day period or the twelve (12) month period after the then scheduled maturity date of the Senior Subordinated Notes or Senior Secured Term Loan Facility will be less than such amount, then Borrowers shall promptly pay to Administrative Agent for the account of Lenders and the other parties to whom such amounts are owing the Secured Obligations (other than contingent obligations for which no claim has been made and to the extent of cash collateral in respect of LC Exposure).
          (e) The Borrower Agent shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the day of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing pursuant to this Section shall be applied as provided in paragraph (a) of this Section.
     Section 2.12. Fees.
          (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum on the average daily amount of the Available Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Commitments terminate; provided, that, any commitment fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided, further, that, no commitment fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the first calendar day of each January, April, July and October and on the date on which the Commitments terminate, commencing with the first calendar day of October 2010. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the commitment fees only, no portion of the Commitments shall be deemed utilized as a result of outstanding Swingline Loans.
          (b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Standby Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBO Rate Loans on the daily amount of such Lender’s LC Exposure in respect of Standby Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respect of Standby Letters of Credit, (ii) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Commercial Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBO Rate Loans minus 0.50% per annum, on the daily amount of such Lender’s LC Exposure in respect of Commercial Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respect of Commercial Letters of Credit, and (iii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to but excluding the last Business Day of each March, June, September and December shall be payable on the first calendar day following such last day, commencing with the first calendar day of October 2010; provided, that, all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand (accompanied by reasonable back-up documentation therefor). All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

          (c) The Borrowers agree to pay to the Administrative Agent, for its own account, the agency and administration fees set forth in the Fee Letters, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrowers and the Administrative Agent, or such agency fees as may otherwise be separately agreed upon by the Borrowers and the Administrative Agent in writing.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     Section 2.13. Interest.
          (a) The Loans comprising each ABR Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each LIBO Rate Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, if any Event of Default under Section 7.01(f) or (g) shall have occurred or if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the rate applicable to Loans that are ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided, that, (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall promptly give notice thereof to the Borrower Agent and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.
     Section 2.15. Increased Costs.
          (a) If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or Issuing Bank; or
               (ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17); provided, however, that the Borrowers shall not be liable for such compensation if (i) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, or (ii) the Lender invokes Section 2.20.
          (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that, the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof
     Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default but except as provided in Section 2.20), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(e) and is revoked in accordance therewith), or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
     Section 2.17. Taxes.
          (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that, if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender, Administrative Agent or Issuing Bank upon becoming aware of the same. In addition, each Lender, the Administrative Agent or Issuing Bank shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.
          (b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Each Loan Party shall indemnify Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Administrative Agent, such

Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided, that, if the Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent, Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with the Loan Party to obtain a refund of such Taxes (which shall be repaid to the Loan Party in accordance with Section 2.17(f) so long as such efforts would not, in the sole determination of Administrative Agent, such Lender or Issuing Bank result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided, further, that, the Loan Party shall not be required to compensate Administrative Agent, any Lender or Issuing Bank pursuant to this Section 2.17 for any amounts incurred in any fiscal year or which Administrative Agent, such Lender or Issuing Bank does not furnish notice of such claim within six months from the end of such fiscal year; provided, further, that if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then the beginning of such six-month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an Issuing Bank, or by Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Agent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers (or Borrower Agent on behalf of Borrowers) as will permit such payments to be made without withholding or at a reduced rate.
               (ii) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code agrees to deliver to the Borrower Agent a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that such U.S. Lender is a United States person that is not subject to U.S. backup withholding tax.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith in its reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.
     Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
          (a) Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:30 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16 or 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Section 2.05 with respect to Swingline Loans, in Section 2.04 with respect to Protective Advances and in Section 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the commitment fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. At all times that full cash dominion is in effect pursuant to Section 2.21(d), solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.
          (b) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 7.01, shall upon election by the Administrative Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or any Issuing Bank from the Borrowers (other than in connection with Banking Services or Secured Hedging Obligations) second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Secured Hedging Obligations), third, to pay interest due and payable in respect of any Revolving Loans, Swingline Loans and any Protective Advances, ratably, fourth, to pay the principal of the Protective Advances, fifth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, ratably sixth, to pay an amount to the Administrative Agent equal to 103% of the LC Exposure on such date, to be held in the LC Collateral Account as cash collateral for such Obligations, seventh, to pay any amounts owing with respect to Banking Services to the extent they constitute Secured Obligations and Secured Hedging Obligations, ratably, eighth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers, ninth, as provided for under the Intercreditor Agreement, and tenth, to the Borrowers or as the Borrowers shall direct.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, Swingline Loans or Protective Advances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, Swingline Loans and Protective Advances; provided, that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant, other than to the Borrowers or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrowers (or Borrower Agent on behalf of Borrowers) prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.05(b), Section 2.06(d) or (e), Section 2.07(b), Section 2.18(c) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.19. Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that, (i) the Borrowers shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent in each case shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender. Each Lender agrees that if it is replaced pursuant to Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that, the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.
     Section 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans, then, on notice thereof by such Lender to the Borrowers (or Borrower Agent on behalf of Borrowers) through the Administrative Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans (in which case the Borrowers shall not be required to make payments pursuant to Section 2.16 in connection with such payment). Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.
     Section 2.21. Cash Receipts.
          (a) Annexed hereto as Schedule 2.21(a) is a schedule of all DDAs (and including any payroll, trust, VEBA and tax withholding accounts), that, to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each depository, in each case as of the Closing Date, (i) the name and address of such depository and (ii) the account number(s) maintained with such depository.
          (b) Annexed hereto as Schedule 2.21(b) is a list describing all arrangements to which any Loan Party is a party as of the date hereof with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales by such Loan Party.
          (c) Each Loan Party shall (i) deliver to the Administrative Agent notifications, in form reasonably satisfactory to the Administrative Agent, executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors (each, a “Credit Card Notification”); (ii) as soon as reasonably practicable but in any event within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion) deliver to the Administrative Agent notifications, in form reasonably satisfactory to the Administrative Agent, executed on behalf of such Loan Party to each depository institution with which any DDA is maintained (other than petty cash accounts) of the Administrative Agent’s interest in such DDA (each, a “DDA Notification”); (iii) as soon as reasonably practicable but in any event within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion) instruct each such depository institution for a DDA to cause all amounts on deposit and available at the close of each Business Day in such DDA (net of such minimum balance, not to exceed $20,000, as may be required to be maintained in the subject DDA by the depository institution at which such DDA is maintained), to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent; and (iv) as soon as reasonably practicable but in any event within 60 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion) enter into a blocked account agreement with respect to each of the Loan Parties’ concentration accounts (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the

Administrative Agent, with the Administrative Agent and any bank with which such Loan Party maintains a concentration account into which the DDAs are swept (collectively, the “Blocked Accounts”), which concentration accounts as of the Closing Date are listed on Schedule 2.21(c) annexed hereto. Any such Blocked Account Agreement with respect to a concentration account acquired by a Loan Party in connection with a Permitted Acquisition or otherwise acquired or opened after the Closing Date, must be entered into so long as no Cash Dominion Event exists, within sixty (60) days, and at any time a Cash Dominion Event exists, within ten (10) days, in each case following the date such concentration account is opened or acquired (or such longer period as the Administrative Agent may agree to in its sole discretion).
          (d) Each Credit Card Notification and Blocked Account Agreement shall require, after the delivery of notice of a Cash Dominion Event from the Administrative Agent to the Borrower Agent and the other parties to such instrument or agreement (which the Administrative Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such an Cash Dominion Event), the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the Obligations have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account (net of such minimum balance, not to exceed $20,000, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained), to an account maintained by the Administrative Agent (the “Administrative Agent Account”). Subject to the terms of the Pledge and Security Agreement, all amounts received in the Administrative Agent Account shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.11(c); provided, that, if the circumstances described in Section 2.18(b) are applicable, all such amounts shall be applied in accordance with such Section 2.18(b). Each Loan Party agrees that it will not cause any proceeds of any Blocked Account to be otherwise redirected. At all times cash and Cash Equivalents shall only be held in Blocked Accounts or DDAs, and at any time a Cash Dominion Event exists and is continuing, such amounts shall be swept from the Blocked Accounts to the Administrative Agent Account as provided herein, except for cash or Cash Equivalents in any payroll, trust, VEBA and tax withholding accounts, and accounts with outstanding balances no greater than $500,000 individually and $1,500,000 in the aggregate.
          (e) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject (in the case of opening any new DDAs or Blocked Accounts) to the contemporaneous (or such longer period as the Administrative Agent may agree) execution and delivery to the Administrative Agent of a DDA Notification or Blocked Account Agreement, as applicable, consistent with the provisions of this Section 2.21 and otherwise reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Loan Parties will furnish to the Administrative Agent written notice of the opening of any new payroll, trust, VEBA and tax withholding accounts in a timely manner). Unless consented to in writing by the Administrative Agent, the Loan Parties shall not enter into any agreements with credit card processors other than the ones listed on Schedule 2.21(b) unless contemporaneously therewith (or such longer period as the Administrative Agent may agree), a Credit Card Notification is executed and a copy thereof is delivered to the Administrative Agent.
          (f) The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Administrative Agent Account, (ii) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the Administrative Agent Account shall be applied as provided in this Agreement and the Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 2.21, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Administrative Agent Account pursuant to Section 2.21(d), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Administrative Agent Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.
          (g) Upon a Cash Dominion Event and for so long as the same is continuing, Administrative Agent shall direct that all amounts in the Blocked Accounts be paid to the Administrative Agent Account. So long as no Cash Dominion Event has occurred and is continuing in respect of which the Administrative Agent has delivered notice thereof as contemplated by paragraph (d) of this Section 2.21, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.
          (h) Any amounts held or received in the Administrative Agent Account (including all interest and other earnings with respect thereto, if any) at any time (i) when all of the Secured Obligations (other than Unliquidated Obligations and other contingent indemnification obligations for which no claim has been made) have been satisfied, (ii) no Credit Extensions are outstanding (or, if Letters of Credit are the only Credit Extensions outstanding, such Letters of Credit have been fully cash collateralized in a manner that is reasonably satisfactory to the Administrative Agent) or (iii) all Events of Default and Cash Dominion Events have been cured, shall (subject in the case of clause (i) to the provisions of the Intercreditor Agreement) be remitted to an account of the Borrowers designated by the Borrowers.
     Section 2.22. Defaulting Lender. Notwithstanding any provisions of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a).
          (b) The Commitment and the LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or

Super Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
          (c) To the extent permitted by applicable law, any prepayments of the Revolving Loans shall be applied to the Revolving Loan Exposure in accordance with the then applicable terms hereof, with each Lender entitled to its Applicable Percentage of such prepayments as calculated after giving effect to the changes thereto as a result of the Defaulting Lender.
          (d) If any Swingline Loans or LC Exposure exists or Protective Advance is outstanding at the time a Lender becomes a Defaulting Lender then:
               (i) all or any part of such Swingline Loans, LC Exposure and Protective Advances shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Exposures plus the amount of the Applicable Percentage of the Defaulting Lender (determined immediately prior to its being a Defaulting Lender) of Swingline Loans and Protective Advances that it has funded and are outstanding as of the date that it became a Defaulting Lender plus the Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (B) the conditions set forth in Section 4.02 are satisfied at such time;
               (ii) if the reallocation described in paragraph (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (A) first, prepay the amount of the Swingline Loans equal to Defaulting Lender’s Applicable Percentage thereof (calculated as in effect immediately prior to it becoming a Defaulting Lender) after giving effect to any partial reallocation pursuant to paragraph (i) above, (B) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above) in accordance with the procedures set forth in Sections 2.06(j) and for so long as any such LC Exposure is outstanding and (C) third, cash collateralize such Defaulting Lender’s Applicable Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of such Protective Advances (after giving effect to any partial reallocation pursuant to paragraph (i) above);
               (iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.22(d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
               (iv) if the LC Exposure of the non-Defaulting Lenders are reallocated pursuant to this Section 2.22(d), then the fees payable to the Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
               (v) if any Defaulting Lender’s LC Exposure is not cash collateralized, prepaid or reallocated pursuant to this Section 2.22(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is cash collateralized.
          (e) So long as any Lender is Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(d), and participating interests in any such newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(d)(i) (and Defaulting Lenders shall not participate therein).
          (f) In the event that the Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Loans and Protective Advances and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) or participations in Loans as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans or participations in accordance with its Applicable Percentage.
     Section 2.23. Incremental Credit Extensions.
          (a) Borrower Agent may, at any time, deliver a written request to Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) to increase the Aggregate Commitments specifying the amount requested (each such increase, a “Commitment Increase”), provided, that, (i) in no event shall the aggregate amount of any requested increase in the Aggregate Commitments cause the Aggregate Commitments to exceed $450,000,000, (ii) such request shall be for an increase of not less than $10,000,000, (iii) except as otherwise specifically agreed by any Lender prior to the date hereof, or separately agreed from time to time between Borrower Agent and any Lender, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender, and (iv) no increase in the Aggregate Commitments up to $450,000,000 shall require the approval of any existing Lender other than the existing Lender (if any) providing all or part of such increase. Any increase in the Aggregate Commitments to a total greater than $450,000,000 shall require the approval of Required Lenders.

          (b) Commitment Increases may be provided by any existing Lender, or by any other lender (any such other lender being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Commitment Increases if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Commitments, as applicable, to such Lender or Additional Lender.
          (c) Each Lender or Additional Lender providing a portion of the Commitment Increase shall execute and deliver to Administrative Agent and Borrower Agent all such documentation as may be reasonably required by the Administrative Agent to evidence and effectuate such Commitment Increase. On the effective date of such Commitment Increase, (i) the Commitment Schedule shall be amended, without the consent of any other Lenders, to reflect such Commitment Increase and Administrative Agent is authorized and directed to so revise the Commitment Schedule and distribute it to each Lender and the Borrower Agent, (ii) such revised Revolving Commitment Schedule shall replace the then existing Commitment Schedule and become part of this Agreement, and (iii) each Additional Lender added as a new Lender pursuant to such increase in the Aggregate Commitments shall become a Lender.
          (d) As a condition precedent to such Commitment Increase, (i) the conditions precedent to the making of Revolving Loans set forth in Section 4.02 (other than Section 4.02(a)) shall be satisfied as of the date of such Commitment Increase (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Commitment Increase); (ii) upon its request, Administrative Agent shall have received an opinion of counsel to Borrowers in form and substance and from counsel reasonably satisfactory to Administrative Agent addressing such matters as Administrative Agent may reasonably request (including an opinion as to no conflicts with other Indebtedness), (iii) Administrative Agent shall have received an Administrative Questionnaire and such other documents as it shall require for an Additional Lender and Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Commitment Increase and (iv) Administrative Agent shall have received a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase, and (B) certifying that, before and after giving effect to such Commitment Increase, no Default exists or has occurred and is continuing.
          (e) Upon each increase in the Commitments pursuant to this Section 2.23, (i) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase (each a “Commitment Increase Lender”) in respect of such increase, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B)

participations hereunder in Swing Line Loans held by each Lender (including each such Commitment Increase Lender) will equal the percentage of the Aggregate Commitments of all Lenders represented by such Lender’s Commitment and (ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
          (f) Effective on the date of each increase in the Aggregate Commitments pursuant to this Section 2.23, (i) each reference in this Agreement to an amount of Excess Availability (other than as a percentage of the Aggregate Commitments) shall, automatically and without any further action, be deemed to be increased so that the ratio of each amount of Excess Availability to the amount of the Aggregate Commitments after such increase in the Aggregate Commitments remains the same as the ratio of such the amount of Excess Availability to the amount of the Aggregate Commitments prior to such increase in the Aggregate Commitments and (ii) the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, Issuing Banks and Borrowers.
          (g) This Section 2.23 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.
     Section 2.24. Joint and Several Liability of Borrowers.
          (a) Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Administrative Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Borrowers shall be liable for all amounts due to Administrative Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans or Letters of Credit hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Exposure or other extensions of credit on its books and records. The Obligations of Borrowers with respect to Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.
          (b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.
          (c) The obligations of each Borrower under this Section 2.24 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.
          (d) The provisions of this Section 2.24 hereof are made for the benefit of the Lenders and their successors and assigns, and subject to Article 8 hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.24 shall remain in effect until the payment in full in cash of all Obligations. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.24 hereof will forthwith be reinstated and in effect as though such payment had not been made.
          (e) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code of the United States).
          (f) With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder, to the maximum extent permitted by applicable law, each Borrower waives, until the payment in full in cash of all Obligations, any right to enforce any right of subrogation or any remedy which Administrative Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to

Administrative Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to Administrative Agent or Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of all Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, to the maximum extent permitted under applicable law, Administrative Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of Borrowers, either or all of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Administrative Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations. Subject to the foregoing, in the event that a Loan, Letter of Credit or other extension of credit is made to, or with respect to business of, one Borrower and any other Borrower makes any payments with respect to such Loan, Letter of Credit Obligation or extension of credit, the first Borrower shall promptly reimburse such other Borrower for all payments so made by such other Borrower.
     Section 2.25. Reserves. The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves in accordance with the terms hereof. In exercising such Permitted Discretion, Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Trade Receivables, Eligible Credit Card Receivables, Eligible Inventory or Eligible In-Transit Inventory, as well as any of the following: (a) changes after the Closing Date in demand for, pricing of, or product mix of Inventory; (b) changes after the Closing Date in any concentration of risk with respect to a Borrower’s Accounts or Inventory; and (c) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to a Borrower on the security of a Borrower’s Accounts or Inventory. Administrative Agent shall not establish a new category of Reserves after the date hereof, except based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Administrative Agent has no written notice thereof from Borrowers prior to the date hereof, or (iii) a category that has been disclosed as of the Closing Date (which include those set forth in the definition of the term “Reserve” or defined terms used in such definition) but Administrative Agent has elected not to establish at such time. The amount of any Reserve established by the Agent shall have a reasonable relationship to the event, condition, other circumstance or fact that is the basis for the Reserve as determined by Agent in its Permitted Discretion.
ARTICLE 3 REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Lenders that:

     Section 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     Section 3.02. Authorization; Enforceability. The Transactions are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.
     Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and the Term Loan Security Documents and (iii) participation of the Orange County Industrial Development Agency in the Mortgage, and consent of the New York Job Development Authority to the grant of a security interest in fixtures and other personal property located at the Chester Distribution Center, (b) will not violate any Requirements of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any Contractual Obligation of any of the Loan Parties which could reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the Term Loan Security Documents, and will not give rise to the obligation to grant any Lien.
     Section 3.04. Financial Condition; No Material Adverse Change.
          (a) Amscan has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of operations and cash flows and stockholders’ equity as of and for (i) the fiscal years ended December 31, 2008 and December 31, 2009, each reported on by Ernst & Young LLP, independent public accountants, and (ii) the fiscal quarter ended on March 31, 2010, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Amscan and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii).
          (b) Amscan has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet as of June 30, 2010, prepared giving effect to the

Transactions as if they had occurred, with respect to such balance sheet on such date, on the first day of the twelve (12) month period ending on such date. Such pro forma balance sheet has been prepared in good faith by Borrowers, based on the assumptions used to prepare the pro forma financial information contained in the Information Memorandum (which assumptions are believed by Borrowers on the Closing Date to be reasonable) are based on the best information available to Borrowers as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the estimated consolidated financial position of Amscan and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
          (c) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2009.
     Section 3.05. Properties.
          (a) As of the date of this Agreement, the Perfection Certificate sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party.
          (b) Each of Amscan and each of the Subsidiaries has good fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all its Real Estate Assets (including any Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than (i) Permitted Liens, (ii) Liens arising by operation of law and (iii) minor defects in title that do not materially interfere with the ability of Holdings and its Subsidiaries to conduct their businesses.
          (c) As of the Closing Date, no Responsible Officer of Holdings, Amscan or any Subsidiary has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
          (d) To the knowledge of each Responsible Officer of Amscan, as of the Closing Date, neither Amscan nor any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
          (e) To the knowledge of each Responsible Officer of Amscan, each of Amscan and each of the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (f) Each of Amscan and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.06. Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.
          (b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.
     Section 3.07. Compliance with Laws and Agreements; Licenses and Permits.
          (a) Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          (b) Each Loan Party and its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.
     Section 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 3.10. ERISA. No ERISA Event has occurred in the five (5)-year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plans, in the aggregate.
     Section 3.11. Disclosure.
          (a) All written information (other than the Projections and the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, Amscan, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.
          (b) The Projections and pro forma financial statements prepared by or on behalf of Amscan or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions on or before the date hereof and any other projections so prepared and made available after the date hereof as required hereunder and under the other Loan Documents (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by Amscan to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, as to the Projections and pro forma financial statements made available on or before the date hereof, have not been modified in any material respect by Amscan or any Subsidiary.
     Section 3.12. Material Contracts. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any Material Contract to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, with an aggregate principal amount in excess of $10,000,000, except, in any case, where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     Section 3.13. Solvency.
          (a) Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (i) the fair value of the assets of each Borrower, at a fair valuation will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Borrower; (ii) the present fair saleable value of the property of each Borrower will be greater than the amount that will be required to pay the probable liability of such Borrower, on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Borrower will not have unreasonably small capital with which to conduct the businesses in which its is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date, in each case after giving effect to any rights of indemnification, contribution or subrogation arising among the Borrowers pursuant to this Agreement or by law.
          (b) The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.
     Section 3.14. Insurance. Schedule 3.14 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. Amscan believes that the insurance maintained by or on behalf of Amscan and the Subsidiaries is adequate and is in accordance with normal industry practice for similar companies engaged in the same business as Amscan and its Subsidiaries located in similar countries.
     Section 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name and relationship to Amscan of each and all of Amscan’s Subsidiaries, (b) a true and complete listing of each class of each of Amscan’s authorized Capital Stock, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Amscan and each of its Subsidiaries. All of the issued and outstanding Capital Stock of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents, the Term Loan Security Documents and non-consensual Permitted Liens).
     Section 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral of the type in which a security interest can be created under Article 9 of the UCC in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties and the other holders of Secured Obligations and upon the proper filing of UCC financing statements required pursuant to Section 4.01(p) and any Mortgages with respect to any Mortgaged Properties, such Liens constitute perfected and continuing Liens on the Collateral (to the extent a security interest in such Collateral and any proceeds of any item of Collateral can be perfected through the filing of UCC financing statements), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (c) subject to and as provided for under the terms of the Intercreditor Agreement, the Liens granted under the Term Loan Security Documents.
     Section 3.17. Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of Amscan or any of its Subsidiaries, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, Amscan or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, Amscan or any of the Subsidiaries (or any predecessor) is bound.
     Section 3.18. Federal Reserve Regulations.
          (a) On the Closing Date, none of the Collateral is Margin Stock.

          (b) None of Holdings, Amscan and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (c) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.
     Section 3.19. Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Note Documents and the agreements or instruments governing or relating to any Refinancing Indebtedness with respect to the Senior Subordinated Notes, to the extent such agreements or instruments provide for such designation.
     Section 3.20. Sanctioned Persons. None of Holdings, Amscan or any Subsidiary nor, to the knowledge of Amscan, any director, officer, agent, employee or Affiliate of Holdings, Amscan or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
ARTICLE 4 CONDITIONS
     Section 4.01. Closing Date. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) subject to Section 5.13, duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any Promissory Notes requested by a Lender at least three (3) Business Days prior to the Closing Date pursuant to Section 2.10.
          (b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) Ropes & Gray LLP, counsel for Holdings, Amscan and each other Loan Party, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local or other counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.01(b)(other than local counsel opinions relating to the Mortgages which shall be delivered as provided in Section 5.13), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.
          (c) Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received the financial statements and pro forma financial statements and projections referred to in Section 3.04(a) and (b).
          (d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate as of a recent date for each Loan Party from its jurisdiction of organization and each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business would reasonably be expected to have a Material Adverse Effect.
          (e) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer or vice president of finance of Amscan, dated the Closing Date, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article 3 are true and correct in all material respects as of such date, and (iii) setting forth the calculation of the Maximum ABL Credit Facility Amount and Maximum ABL Total Debt Amount under the Senior Subordinated Note Documents and the Senior Term Loan Facility, in each case in reasonable detail and with such information with respect thereto as Administrative Agent may request.
          (f) Fees. The Administrative Agent shall have received all fees required to be paid by the Borrowers, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
          (g) Lien and Judgment Searches. The Administrative Agent shall have received the results of recent lien and judgment searches reasonably required by the Administrative Agent, and such search shall reveal no material judgments and no liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
          (h) Termination of Existing ABL Agreement. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all releases, terminations and such other documents as Administrative Agent may request to evidence and effectuate the termination of the Existing ABL Agreement and the financing arrangements contemplated thereunder and the termination and release of the agent and lenders party thereto of any interest in and to any assets and properties of any Loan Party, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Loan Party, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Loan Party favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority.
          (i) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
          (j) Credit Card Notifications. The Loan Parties shall have used commercially reasonable efforts to deliver to the Administrative Agent each Credit Card Notification required to be provided pursuant to Section 2.21.
          (k) Solvency. The Administrative Agent shall have received a customary certificate from the chief financial officer or vice president of finance of Amscan certifying that each Borrower, after giving effect to the Transactions to occur on the Closing Date, is solvent (within the meaning of Section 3.13).
          (l) Borrowing Base Certificate. The Administrative Agent shall have received prior to the Closing Date a Borrowing Base Certificate which calculates the Borrowing Base as of the last day of the month most recently ended at least fifteen (15) days prior to the Closing Date.
          (m) Closing Excess Availability. After giving effect to all Borrowings to be made on the Closing Date and the issuance of any Letters of Credit on the Closing Date, Excess Availability shall be not less than $80,000,000.
          (n) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent (or its bailee) shall have received (i) the certificates representing the Capital Stock pledged pursuant to the Pledge and Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Administrative Agent (or its bailee) pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

          (o) Perfection Certificate; Filings Registrations and Recordings. The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of Amscan, together with all attachments contemplated thereby. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation. The Administrative Agent, on behalf of the Lenders, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (except for the Mortgages) (subject to Permitted Liens and, subject to the terms of the Intercreditor Agreement, the Liens granted under the Term Loan Security Documents).
          (p) Other Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, the Loan Parties shall not have any outstanding Indebtedness or preferred stock other than (i) the Obligations, (ii) Indebtedness under the Senior Secured Term Loan Facility, (iii) the Senior Subordinated Notes and (iv) Indebtedness permitted under Section 6.01.
          (q) Insurance. The Administrative Agent shall have received evidence of insurance coverage in compliance with the terms of Sections 5.05 hereof and Section 4.10 of the Pledge and Security Agreement.
          (r) Field Examination, Appraisal. The Administrative Agent shall have received (i) third party appraisals, in form and containing assumptions and appraisal methods satisfactory to Administrative Agent by an appraiser acceptable to Administrative Agent on which Administrative Agent and Lenders are permitted to rely, and (ii) field examinations of the business of Borrowers and Loan Guarantors and the Collateral in accordance with Administrative Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of Borrowers and Guarantors.
          (s) Intercreditor Agreement. The Administrative Agent shall have received (i) a certificate of a Responsible Officer of Amscan certifying that the Intercreditor Agreement attached to such certificate is a true, correct and complete copy of it and such agreement is in full force and effect and (ii) the Joinder and Acknowledgment to Lien Subordination and Intercreditor Agreement by and among Term Loan Agent, Credit Suisse as the agent under the Existing ABL Agreement, Administrative Agent and the Loan Parties, in form and substance reasonably satisfactory to Administrative Agent, duly authorized, executed and delivered by the parties thereto.
          (t) USA PATRIOT Act. The Administrative Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

          (u) Termination of PCFG Credit Agreement. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all releases, terminations and such other documents as Administrative Agent may request to evidence and effectuate the termination of the PCFG Credit Agreement and the financing arrangements contemplated thereunder and the termination and release of the agent and lenders party thereto of any interest in and to any assets and properties of any Loan Party, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Loan Party, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Loan Party favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority.
     Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.06(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.05(a).
          (b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit or extension of the expiration thereof), as applicable, in each case with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided, that, (i) to the extent that a representation and warranty specifically refers to an earlier date, it shall be true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates with such effect.
          (c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit or extension of the expiration thereof), as applicable, no Event of Default or Default shall have occurred and be continuing.
          (d) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit or extension of the expiration thereof), (i) Excess Availability shall be not less than zero and (ii) the aggregate Revolving Exposures shall not exceed the Maximum ABL Total Debt Amount.
          (e) Until the Senior Subordinated Note Termination, if the aggregate Revolving Exposures outstanding exceeds the Maximum ABL Credit Facility Amount or would exceed such amount after giving effect to any Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, Administrative Agent shall have received a certificate of a Responsible Officer demonstrating that the “Fixed Charge Coverage Ratio” as such term is defined in the Senior Subordinated Note Indenture for Amscan’s most recently ended twelve (12) fiscal months for which internal financial statements are available is not less than 2.0 to 1.0.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b), (c), (d) and (e) of this Section.
ARTICLE 5 AFFIRMATIVE COVENANTS
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated (or have been collateralized in a manner reasonably satisfactory to the Administrative Agent and the Issuing Banks) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
     Section 5.01. Financial Statements and Other Reports. Amscan will deliver to the Administrative Agent for delivery to each Lender:
          (a) Monthly Reports. As soon as available, and in any event within thirty-five (35) days after the end of each fiscal month ending after the Closing Date (or within forty-five (45) days after the end of each month which ends a Fiscal Quarter), the consolidated and consolidating balance sheet of Amscan and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Amscan and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent the corresponding figures for the corresponding periods of the previous Fiscal Year are available, all in reasonable detail, together with a Financial Officer Certification with respect thereto; provided, that, any consolidating reports to be provided hereunder shall reflect wholesale, retail and temporary retail operations, as set forth in the financial statements provided to the Administrative Agent on or prior to the Closing Date;
          (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or any later date by which under applicable Securities and Exchange Commission rules Amscan is required to file its Quarterly Report on Form 10-Q) the consolidated balance sheet of Amscan and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (including with respect to statements of income, a breakdown between wholesale and retail operations) statements of income, stockholders’ equity and cash flows of Amscan and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
          (c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (or any later date by which under applicable Securities and Exchange Commission rules Amscan is required to file its Annual Report on Form 10-K), (i) the consolidated balance sheet of Amscan and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (with respect to statements of income, a breakdown between wholesale and retail operations) statements of income, stockholders’ equity and cash flows of Amscan and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Amscan, and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Amscan and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with accounting principles generally accepted in the United States and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by the independent certified public accountants giving the report thereon (A) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (B) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided, that, such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Default that would not be disclosed in the course of their audit examination, and (C) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to this Section 5.01(c) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to Section 5.01(d) for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;
          (d) Compliance Certificate. Together with each delivery of financial statements of Amscan and its Subsidiaries pursuant to Section 5.01(a), 5.01(b) and 5.01(c), (i) a duly executed and completed Compliance Certificate (A) demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Article 6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period and (B) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the end of the period to which such financial statements relate, and (ii) pro forma financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements;
          (e) Statements of Reconciliation After Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the consolidated financial statements of Amscan and its Subsidiaries for the Fiscal Year ended December 31, 2009, the consolidated financial statements of Amscan and its Subsidiaries delivered pursuant to Section 5.01(b) or 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation in form and substance reasonably satisfactory to the Administrative Agent;
          (f) Notice of Default. Promptly upon any officer of Holdings, Amscan or any Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Amscan or any Borrower with respect thereto; (ii) that any Person has given any notice to Amscan or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 7.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Amscan and Borrowers have taken, are taking and propose to take with respect thereto;
          (g) Notice of Litigation. Promptly upon any officer of Holdings or any Loan Party obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Loan Parties to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Loan Parties to enable the Lenders and their counsel to evaluate such matters;
          (h) ERISA. (i) Promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, and (ii) upon reasonable prior request and with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Amscan, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Amscan or any of its Subsidiaries from a Multiemployer Plan sponsor or ERISA Affiliate concerning an ERISA Event and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;
          (i) Financial Plan. As soon as practicable and in any event no later than forty-five (45) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Amscan and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Amscan and its Subsidiaries for each month of the first such Fiscal Year;
          (j) Insurance Report. Together with the financial statements required by Section 5.01(c) for each Fiscal Year, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Amscan and its Subsidiaries and all material insurance coverage planned to be maintained by Amscan and its Subsidiaries in the immediately succeeding Fiscal Year;
          (k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings;
          (l) Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days after any Material Contract of Amscan or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Amscan or such Subsidiary, as the case may be;
          (m) Information Regarding Collateral. Amscan will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s jurisdiction of organization (to the extent permitted by the Pledge and Security

Agreement) or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number. Amscan agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Amscan also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed;
          (n) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), Amscan shall deliver to the Administrative Agent a Perfection Certificate Supplement either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;
          (o) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Amscan to its security holders acting in such capacity or by any Subsidiary of Amscan to its security holders other than Amscan or another Subsidiary of Amscan, (B) all regular and periodic reports and all registration statements (other than on Form S-8 or similar form) and prospectuses, if any, filed by Amscan or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (C) all press releases and other statements made available generally by Amscan or any of its Subsidiaries to the public concerning material developments in the business of Amscan or any of its Subsidiaries, and (ii) such other information and data with respect to Amscan or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender;
          (p) Auditor Certificates. Concurrently with any delivery of financial statements under clause (d) above with respect to a period during which a Cash Dominion Event existed, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default under Section 6.13 (which certificate may be limited to the extent required by accounting rules or guidelines);
          (q) Borrowing Base Certificate. As soon as available but in any event on or prior to the 15th calendar day after the later of (i) the last day of each calendar month and (ii) the last day of each retail month (based on Amscan’s 52/53 week year end) (or more frequently as Amscan may elect), a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of Amscan, a subsequent date), together with such supporting information in connection therewith as the Administrative Agent may reasonably request, which may include, without limitation,

(A) Inventory reports by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, (B) a reasonably detailed calculation of Eligible Inventory, (C) a reconciliation of the Loan Parties’ Inventory between the amounts shown in Amscan’s stock ledger and any Inventory reports delivered pursuant to clause (A) above, (D) a reasonably detailed calculation of Eligible Trade Receivables and Eligible Credit Card Receivables, (E) a reasonably detailed aging of the Loan Parties’ Accounts and a reconciliation to the corresponding Borrowing Base Certificate, (F) the other items set forth on Schedule 5.01(q), and (G) a reasonably detailed reconciliation of the “Borrowing Base” as such term is defined in the Existing ABL Agreement; provided, that, (1) upon the occurrence and during the continuance of a Cash Dominion Event, Amscan shall deliver a Borrowing Base Certificate and such supporting information as is reasonably practicable to provide on a weekly basis on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday and (2) any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by Amscan of shrink and other amounts as Amscan may deem necessary; and
          (r) Additional Reporting.
               (i) Until a Senior Subordinated Note Termination, concurrently with the incurrence of Indebtedness, or the classification as such Indebtedness, notice of Indebtedness incurred in reliance on, or classified as Indebtedness permitted under, Section 4.09(b)(16) of the Senior Subordinated Note Indenture, and “Net Proceeds” (as defined in the Senior Subordinated Note Indenture) of “Asset Sales” (as defined in the Senior Subordinated Note Indenture) that have been applied by Amscan or any of Subsidiaries since of the date of the Senior Subordinated Note Indenture to repay any term Indebtedness under a “Credit Facility” (as defined in the Senior Subordinated Note Indenture) and to repay any revolving credit Indebtedness under a “Credit Facility” (as defined in the Senior Subordinated Note Indenture) or effect a corresponding commitment reduction thereunder;
               (ii) In the event that there are any outstanding obligations under either (A) the Senior Subordinated Note Documents or (B) the Senior Secured Term Loan Facility, in each case on the date forty-five (45) days prior to the then scheduled maturity date thereof, Administrative Agent shall have received from Amscan projections reasonably satisfactory to the Administrative Agent showing Excess Availability during such forty-five (45) day period and the twelve (12) month period immediately after such maturity date under the Senior Subordinated Note Documents and the Senior Secured Term Loan Facility;
               (iii) Until a Senior Subordinated Note Termination, together with each delivery of financial statements of Amscan and its Subsidiaries pursuant to Section 5.01(b), a duly executed and delivered certificate of a Responsible Officer of Amscan showing in reasonable detail the calculation of the “Fixed Charge Coverage Ratio” as such term is defined in the Senior Subordinated Note Indenture for Amscan’s most recently ended four (4) fiscal quarters and in the event that the aggregate Revolving Exposures at any time exceeds the Maximum ABL Credit Facility Amount, together with each delivery of financial statements of Amscan and its Subsidiaries pursuant to Section 5.01(a), a certificate of a Responsible Officer showing in reasonable detail the calculation of the “Fixed Charge Coverage Ratio” as such term is defined in the Senior Subordinated Note Indenture for Amscan’s most recently ended twelve (12) fiscal months; and
               (iv) Promptly upon Administrative Agent’s reasonable request from time to time, a certificate of a Responsible Officer of Amscan, in form and substance reasonably satisfactory to Administrative Agent, setting forth in reasonable detail a calculation of the Maximum ABL Credit Facility Amount and the Maximum ABL Total Debt Amount as of the date of such request.
Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Amscan posts such documents, or provides a link thereto on Amscan’s website on the Internet at the website address listed on Schedule 9.01; (ii) on which such documents are posted on Amscan’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) the date on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided, that: (A) upon written request by the Administrative Agent, Amscan shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) Amscan shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
     Section 5.02. Existence. Except as otherwise permitted under Section 6.08, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
     Section 5.03. Payment of Taxes and Claims. Each Loan Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).
     Section 5.04. Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used in the business of Amscan and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure to maintain such properties could not reasonably be expected to have a Material Adverse Effect.
     Section 5.05. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Amscan will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy (including any business interruption insurance policy), contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Lenders as the loss payee thereunder for any covered loss in excess of $1,500,000 and provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy.
     Section 5.06. Inspections.
          (a) Each Loan Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided, that, Amscan may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that, excluding such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06(a) and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year, absent the existence of an Event of Default and only one (1) such time shall be at the expense of Borrowers; provided, further, that, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.
          (b) At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, Amscan and its Subsidiaries will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s books, records, accounts and Inventory so that the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an inventory appraisal subject to the terms and conditions set forth below in this clause (b). From time to time the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate; provided, that, Administrative Agent may conduct (i) one (1) field examination and one (1) inventory appraisal with respect to the Collateral in each consecutive twelve (12) month period after the date of this Agreement, (ii) two (2) field examinations and two (2) inventory appraisals with respect to the Collateral in each consecutive twelve (12) month period after the date of this Agreement if for any consecutive five (5) day period during such twelve (12) month period, Excess Availability is less than 40% of the lesser of the (A) Borrowing Base and (B) the Aggregate Commitments, (iii) three (3) field examinations and three (3) inventory appraisals with respect to the Collateral in each consecutive twelve (12) month period after the date of this Agreement if for any consecutive three (3) day period during such twelve (12) month period, Excess Availability is less than 15% of the lesser of the (A) Borrowing Base and (B) the Aggregate Commitments, and (iv) such other field examinations and inventory appraisals at any time upon the occurrence and during the continuance of an any Event of Default. All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties and the Administrative Agent shall provide the Borrower Agent with a reasonably detailed accounting of all such expenses. In addition, Administrative Agent may conduct such other inventory appraisals and field examinations as Administrative Agent may reasonably require at the expense of Lenders.

          (c) The Loan Parties acknowledge that the Administrative Agent, after exercising their rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 9.12 hereof.
     Section 5.07. Lenders Meetings. Amscan will, upon the request of the Administrative Agent or Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at Amscan’s corporate offices (or at such other location as may be agreed to by Amscan and the Administrative Agent) at such time as may be agreed to by Amscan and the Administrative Agent.
     Section 5.08. Compliance with Laws. Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have a Material Adverse Effect.
     Section 5.09. Environmental.
          (a) Environmental Disclosure. Amscan will deliver to the Administrative Agent and the Lenders:
               (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Amscan or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that might reasonably be expected to have a Material Adverse Effect;
               (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by Amscan or any of its Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (B) any remedial action taken by Amscan or any of its Subsidiaries or any other Persons of which Amscan or any of its Subsidiaries has knowledge in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) Amscan’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that reasonably could be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
               (iii) as soon as practicable following the sending or receipt thereof by Amscan or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported by Amscan or any of its Subsidiaries to any federal, state or local governmental or regulatory agency, and (C) any request made to Amscan or any of its Subsidiaries for information from any governmental agency that suggests such agency is investigating whether Amscan or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect;
               (iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by Amscan or any of its Subsidiaries that could reasonably be expected to (1) expose Amscan or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) result in Amscan or any of its Subsidiaries failing to maintain in full force and effect all material Governmental Authorizations required under any Environmental Law for their respective operations and (B) any proposed action to be taken by Amscan or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Amscan or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Law; and
               (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).
          (b) Hazardous Materials Activities, Etc. Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 5.10. Maintenance of Ratings. Holdings and Amscan shall use their commercially reasonable efforts to (a) maintain a corporate rating of Amscan from S&P and a corporate family rating of Amscan from Moody’s and (b) cause the credit facility provided for herein to be continuously rated by S&P and Moody’s.
     Section 5.11. Use of Proceeds. The proceeds of the Revolving Loans and the Swingline Loans are to be used solely (a) to refinance certain existing indebtedness of Amscan and its Subsidiaries, to pay Transaction Costs, for working capital adjustments and to replace or backstop letters of credit of Amscan existing on the Closing Date, and (b) for working capital and other general corporate purposes (including the financing of Permitted Acquisitions) of Amscan and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

     Section 5.12. Additional Collateral; Further Assurances.
          (a) Subject to applicable law, Amscan and each Subsidiary that is a Loan Party shall cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement to become a Loan Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit E hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and each other Secured Party, in each case to the extent required by the terms thereof, in any property (subject to the limitations with respect to Capital Stock set forth in paragraph (b) of this Section 5.12, the limitations with respect to real property set forth in paragraph (e) of this Section 5.12, and any other limitations set forth in the Pledge and Security Agreement) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement.
          (b) Amscan and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries, other than any Domestic Subsidiary that is either disregarded as an entity separate from its owner or taxed as a partnership for Federal income tax purposes that holds Capital Stock of a Foreign Subsidiary whose Capital Stock is pledged pursuant to clause (ii) below, and (ii) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.9562(c)(2)) in each Foreign Subsidiary directly owned by Amscan or any Subsidiary that is a Loan Party to be subject at all times to a first priority (subject to Permitted Liens and the Intercreditor Agreement) perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
          (c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article 4, as applicable, which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required therein), all at the expense of the Loan Parties.
          (d) Borrower Agent shall have the option from time to time to request that a wholly-owned Domestic Subsidiary of Amscan that is a Loan Party that owns material assets constituting Collateral of the types and categories that would otherwise be included in the calculation of the Borrowing Base but is not a Borrower become a Borrower hereunder, so long as no Default or Event of Default shall exist or have occurred and be continuing. Administrative Agent shall notify Borrower Agent that such Domestic Subsidiary shall be a Borrower hereunder upon the receipt by Administrative Agent of: (i) a Report in respect of the Accounts and Inventory of such Domestic Subsidiary, which Report shows results reasonably satisfactory to the Administrative Agent, it being agreed that the Administrative Agent shall take such actions as are reasonably required to obtain such a Report (which Report shall be at the expense of Borrowers and shall not be considered in any limitation on such Reports at the expense of Borrowers provided in Section 5.06 or otherwise) promptly upon the request of any Borrower (or Borrower Agent on behalf of such Borrower), and (ii) such documentation and other information required by the Administrative Agent or any Lender under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act (the results of which shall be satisfactory to Agent and Lenders) and corporate resolutions authorizing such Loan Party becoming a Borrower (certified by the corporate secretary or assistant secretary), in form and substance reasonably satisfactory to Administrative Agent and other agreements and documents as Administrative Agent may reasonably request in connection with such Loan Party becoming a Borrower. On and after the date of the notice by Administrative Agent to Borrower Agent that such Domestic Subsidiary shall be a Borrower, automatically and without further action by the parties hereto, such Subsidiary shall be bound by the terms and conditions herein and in all of the other Loan Documents applicable to a Borrower.
          (e) Subject to the limitations set forth or referred to in this Section 5.12, if any Material Real Estate Assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Pledge and Security Agreement that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), Amscan will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, Amscan will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.
Notwithstanding anything to the contrary in this Section 5.12, real property required to be mortgaged under this Section 5.12, shall be limited to Material Real Estate Assets (provided, that, (i) the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Administrative Agent’s reasonable judgment after consultation with the Borrowers and (ii) in any jurisdiction in which a tax is required to be paid in respect of the Mortgage on real property located in such jurisdiction based on the entire amount of the Secured Obligations, the amount secured by such Mortgage shall be limited to the estimated fair market value of the property to be subject to the Mortgage determined in a manner reasonably acceptable to Administrative Agent).

     Section 5.13. Post-Closing Items. The Loan Parties shall take all necessary actions to satisfy the following requirements: (a) take each of the actions required by Section 2.21(c) within the time periods therein specified, (b) within 45 days following the Closing Date or such longer period as the Administrative Agent may agree in its sole discretion (or 90 days or such longer period as the Administrative Agent may agree in its sole discretion in the case of the Mortgage covering the Chester Distribution Center) cause the Mortgages to be recorded and in connection therewith deliver title insurance policies (including any endorsements thereto), surveys, local counsel opinions and other documentation that the Administrative Agent shall reasonably require, provided, that, in any jurisdiction in which a tax is required to be paid in respect of the Mortgage on real property located in such jurisdiction based on the entire amount of the Secured Obligations, the amount secured by such Mortgage shall be limited to the estimated fair market value of the property to be subject to the Mortgage determined in a manner reasonably acceptable to Administrative Agent).
ARTICLE 6 NEGATIVE COVENANTS
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated (or have been collateralized in a manner that is reasonably satisfactory to the Administrative Agent and the Issuing Banks) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
     Section 6.01. Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) (i) Indebtedness of any Borrower or any Subsidiary Guarantor to any other Borrower or to any other Subsidiary Guarantor; provided, that, (A) all such Indebtedness shall be evidenced by intercompany promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, and (B) all such Indebtedness shall be unsecured and subordinated in right of payment to the Obligations pursuant to the terms of the applicable intercompany promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness owed by a Foreign Subsidiary to a Loan Party; provided, that, (A) all such Indebtedness shall be evidenced by intercompany promissory notes and all such notes shall be subject to a First Priority Lien pursuant the Pledge and Security Agreement and (B) the aggregate outstanding principal amount of Indebtedness of Foreign Subsidiaries permitted under this Section 6.01(b)(ii), Section 6.01(j) and Section 6.01(q) shall not exceed $60,000,000 at any time outstanding;
          (c) the Senior Subordinated Notes;

          (d) Indebtedness incurred by any Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, contingent earnout obligations incurred in connection with Asset Sales or other sales or purchases of assets, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any such Borrowers or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of any Borrower or any of its Subsidiaries;
          (e) Indebtedness which may be deemed to exist pursuant to any guaranties or performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
          (f) Indebtedness in respect of Banking Services Obligations and other netting services, overdraft protections and otherwise in connection with Deposit Accounts;
          (g) guaranties of the obligations of suppliers, customers, franchisees and licensees by Amscan and its Subsidiaries in the ordinary course of business and consistent with past practice;
          (h) guaranties by any Loan Party of Indebtedness or other obligations of a Subsidiary Guarantor or guaranties by a Subsidiary of any Loan Party of Indebtedness or other obligations of a Loan Party or a Subsidiary Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or obligations not prohibited by this Agreement;
          (i) Indebtedness described in Schedule 6.01(i);
          (j) Indebtedness of Amscan’s Foreign Subsidiaries; provided, that, the aggregate outstanding principal amount of Indebtedness of Foreign Subsidiaries permitted pursuant to Section 6.01(b)(ii), Section 6.01(j) and Section 6.01(q) shall not exceed $60,000,000 at any time outstanding;
          (k) Indebtedness of Amscan and its Subsidiaries with respect to the Chester Distribution Center Permanent Financing;
          (l) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
          (m) Indebtedness with respect to Capital Leases and purchase money Indebtedness (in each case other than with respect to assets that are Collateral constituting Revolving Facility First Lien Collateral) incurred within one hundred (180) days of the acquisition or completion of construction or installation of the assets acquired in connection with the incurrence of such Indebtedness in an aggregate amount not to exceed at any time $50,000,000 at any time outstanding (including any Indebtedness acquired in connection with a Permitted Acquisition); provided any such Indebtedness (i)

shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness and (ii) shall constitute not less than 50% of the aggregate consideration paid with respect to such asset;
          (n) Indebtedness of a Person that becomes a Subsidiary or Indebtedness assumed in connection with a Permitted Acquisition after the Closing Date; provided, that, (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) the aggregate amount of such Indebtedness shall not exceed $50,000,000 at any time outstanding;
          (o) Indebtedness of Holdings owed to stockholders to repurchase stock or options from such stockholders; provided, that, (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent, (ii) such Indebtedness matures after the Maturity Date, (iii) such Indebtedness requires no scheduled payment of principal or cash interest payments prior to its maturity and (iv) the aggregate amount of such Indebtedness shall not exceed $20,000,000 in any Fiscal Year and $50,000,000 in the aggregate from the Closing Date to the date of determination;
          (p) Amscan and its Subsidiaries may become and remain liable for any Indebtedness replacing or refinancing any Indebtedness permitted under clauses (c), (i), (j), (k), (m), (n), (u), and (v) of this Section 6.01 (in any case, “Refinancing Indebtedness”); provided, that, (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced or replaced, (ii) such Indebtedness has a final maturity on or later than the final maturity of the Indebtedness being refinanced or replaced and a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced or replaced, (iii) the interest rate (or, where applicable, interest rate margin) and fees applicable to such Indebtedness are not higher than those applicable to the Indebtedness being refinanced or replaced, (iv) the covenants, defaults and prepayment provisions, taken as a whole, are not more burdensome or restrictive on Amscan and its Subsidiaries than those applicable to the Indebtedness being refinanced or replaced, (v) such Indebtedness is secured only by Liens permitted under Section 6.02 for the Indebtedness being refinanced or replaced, (vi) such Indebtedness is incurred by Amscan or the Subsidiary that is the obligor on the Indebtedness being refinanced or replaced, (vii) if the Indebtedness being refinanced or replaced is subordinated to the Obligations, such Indebtedness is subordinated to the Obligations on terms not less favorable to the Lenders than those applicable to the Indebtedness being refinanced or replaced, (viii) Indebtedness of Amscan or a Subsidiary shall not refinance Indebtedness of an Unrestricted Subsidiary, and (ix) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
          (q) Indebtedness of Foreign Subsidiaries with respect to Indebtedness in respect of commercial letters of credit obtained in the ordinary course of business; provided, that, the aggregate outstanding principal amount of Indebtedness of Foreign

Subsidiaries pursuant to Section 6.01(b)(ii), Section 6.01(j) and this Section 6.01(q) shall not exceed $60,000,000 at any time outstanding;
          (r) guaranties by Amscan of Indebtedness of a Foreign Subsidiary that is permitted to be incurred pursuant to Section 6.01(j); provided, that, the aggregate outstanding principal amount of the liability of Amscan under such guarantees (contingent or otherwise) shall not exceed $30,000,000 at any time outstanding and Amscan shall not enter into any such guaranties at any time a Default or Event of Default shall exist or have occurred and be continuing;
          (s) Indebtedness under any Hedge Agreements entered into for the purpose of hedging risks associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes;
          (t) contingent obligations in respect of corporate leases assigned, sold or otherwise transferred (i) as set forth on Schedule 6.01(t) or (ii) incurred or created after the date hereof in connection with the sale of retail stores; provided, that, in the case of clause (ii) above all such contingent obligations shall be unsecured and shall not permit a cross-default to this Agreement;
          (u) Indebtedness of Amscan and its Subsidiaries; provided, that, (i) the aggregate amount of such Indebtedness shall not exceed $60,000,000 at any time outstanding, and (ii) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
          (v) unsecured Indebtedness if the Interest Coverage Ratio is at least 2.00 to 1.00, determined on a Pro Forma basis after giving effect to the incurrence of such Indebtedness; provided, that, any such Indebtedness (A) shall have a maturity no earlier than six months after the Maturity Date and (B) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
          (w) Indebtedness incurred pursuant to the Senior Secured Term Facility Credit Agreement by Amscan in an aggregate principal amount that does not exceed $575,000,000 at any time outstanding; provided, that, with respect to any Indebtedness incurred after the date hereof, (i) such Indebtedness shall have a final maturity no earlier than six months after the Maturity Date, (ii) has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness then outstanding pursuant to this clause (w) or equal to or greater than the weighted average life to maturity of Indebtedness being in part or in whole replaced or refinanced, (iii) such Indebtedness is secured only by Liens permitted under Section 6.02(t); and (iv) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
          (x) Indebtedness incurred in connection with Sale-Leaseback Transactions permitted pursuant to Section 6.10; and

          (y) without duplications of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness hereunder.
     Section 6.02. Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:
          (a) Liens granted pursuant to the Collateral Documents to secure the Secured Obligations;
          (b) Liens for Taxes not then due or if due obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.03 or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
          (c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), or (iii) pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings and its Subsidiaries;
          (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and could not reasonably be expected to have a Material Adverse Effect;

          (f) any (i) interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, (ii) landlord liens permitted by the terms of any lease; (iii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to or (iv) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);
          (g) Liens solely on any cash earnest money deposits made by Amscan or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (j) any zoning, building or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any or dimensions of real property or the structure thereon;
          (k) (i) licenses of patents, trademarks and other intellectual property rights granted by Amscan or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Amscan or such Subsidiary and (ii) leases or subleases granted by Holdings or any of its Subsidiaries to third parties in respect of surplus property that Amscan determines is not necessary to the operation of the business in the ordinary course of business; provided, that, such leases and subleases are on arm’s-length commercial terms and are otherwise satisfactory to the Administrative Agent;
          (l) Liens described in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided, that, (i) the Lien does not extend to any additional property other than (A)after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 6.01;
          (m) Liens on the Chester Distribution Center Collateral securing the Chester Distribution Center Permanent Financing; provided, that, such Liens attach only to the Chester Distribution Center Collateral;
          (n) (i) Liens securing Indebtedness permitted pursuant to Sections 6.01(k) and (m); provided, that, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; and (ii) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 6.01(k) and (m)); provided, that, any such

Lien not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced;
          (o) (i) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on assets acquired or financed through the incurrence of such Indebtedness or on the assets of the newly acquired Subsidiary (other than Collateral constituting Revolving Facility First Lien Collateral); provided, that, such Indebtedness was not created in contemplation of the acquisition of such Subsidiary by Amscan or one of its Subsidiaries; and (ii) Liens securing Indebtedness incurred pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Section 6.01(n)); provided, that, such Lien shall not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced;
          (p) Liens that are contractual rights of setoff relating to the establishment of depositary relations with banks not given in connection with the issuance of Indebtedness;
          (q) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 6.01;
          (r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Amscan and its Subsidiaries;
          (s) Liens disclosed in a title report delivered on the Closing Date with respect to any Mortgaged Property reasonably acceptable to the Administrative Agent;
          (t) Liens securing the Indebtedness incurred pursuant to Section 6.01(w) and subject to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and in any event that is no less favorable in any material respect to the Secured Parties than the Intercreditor Agreement;
          (u) other Liens on assets (other than Collateral constituting Revolving Facility First Lien Collateral) securing Indebtedness in an aggregate amount not to exceed $15,000,000 at any time outstanding;
          (v) Liens on assets securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);
          (w) leases, licenses, subleases or sublicenses granted to others which do not (i) interfere in any material respect with the business of Holdings and its Subsidiaries (other than an Immaterial Subsidiary), or adversely affect in any material respect the value of any Collateral or adversely affect in any material respect or could reasonably be expected to adversely affect any of the material rights or remedies of Administrative Agent with respect to any Collateral or (ii) secure any Indebtedness;

          (x) Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 6.01;
          (y) Liens existing on property (other than Collateral constituting Revolving Facility First Lien Collateral) at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Borrower or Subsidiary Guarantor in each case after the date hereof (other than Liens on the Capital Stock of any Person that becomes a Borrower or Subsidiary Guarantor); provided, that, (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Borrower or Subsidiary Guarantor, and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and accessions or additions thereto);
          (z) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business permitted by this Agreement; and
          (aa) Liens placed on the Capital Stock of any non-wholly owned Subsidiary in the form of a transfer restriction, purchase option, call or similar right of a third party joint venture partner.
     Section 6.03. Equitable Lien. If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.
     Section 6.04. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale; (b) restrictions contained in agreements with respect to Indebtedness incurred by Foreign Subsidiaries or in accordance with this Agreement (provided, that, such restrictions are limited to the property or assets of such Foreign Subsidiary and its Subsidiaries); (c) restrictions contained in the Senior Subordinated Note Indenture or the Senior Secured Term Facility Credit Agreement; (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, that, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (e) Liens permitted to be incurred under Section 6.02 and restrictions in the agreements relating thereto that limit the right of Amscan or any of its Subsidiaries to dispose of or transfer the assets subject to such Liens; (f) provisions limiting the disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements; (g) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; (h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person and (i) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
     Section 6.05. Restricted Junior Payments; Certain Payments of Indebtedness.
          (a) No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that (i) Amscan may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued as such indenture or other agreement may be amended from time to time to the extent permitted under Section 6.14; (ii) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Amscan may make Restricted Junior Payments (A) in an aggregate amount not to exceed $500,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and (B) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose; (iii) so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby, Holdings may pay (or make Restricted Junior Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of Holdings (or of any such direct or indirect parent of Holdings) held by any future, present or former employee, director, officer, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member thereof) of Holdings (or any direct or indirect parent of the Holdings) or any Subsidiary upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, officer, manager or consultant of Holdings (or any direct or indirect parent of Holdings) or any Subsidiary (A) in exchange for notes issued pursuant to Section 6.01(o), (B) in exchange for Capital Stock of Holdings or (C) in exchange for Cash and Cash Equivalents (and Amscan may make Restricted Junior Payments to Holdings) in an amount not to exceed $15,000,000 in any Fiscal Year or $45,000,000 in the aggregate from the Closing Date to the date of determination; (iv) Amscan may make payments in respect of Management Fees not to exceed $2,500,000 in any Fiscal Year; and (v) Amscan may make Restricted Junior Payments (and Holdings may itself make Restricted Junior Payments with any such Restricted Junior Payments received by it from Amscan); provided, that, at the time it is paid by Amscan, before and after giving effect to such Restricted Junior Payments under this clause (v), the Payment Conditions are satisfied.
          (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (collectively, “Restricted Debt Payments”), except:
               (i) payment of Indebtedness under the Loan Documents;
               (ii) payment of Indebtedness under the Existing ABL Agreement and PCFG Credit Agreement in connection with the fulfillment of the conditions on the Closing Date hereunder;
               (iii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof and other than in respect of Indebtedness permitted under Section 6.01(v);
               (iv) refinancings of Indebtedness to the extent permitted by Section 6.01;
               (v) payments of Subordinated Indebtedness to the extent permitted by Section 6.05(a) above;
               (vi) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such sale is permitted by Section 6.08;
               (vii) payment of Indebtedness in exchange for or with proceeds of any substantially contemporaneous issuance of Qualified Capital Stock or substantially contemporaneous capital contribution in respect of Qualified Capital Stock of Holdings, and payments of Indebtedness by the conversion of all or any portion thereof into Qualified Capital Stock of Holdings, and payments of interest in respect of Indebtedness in the form of payment-in-kind interest with respect to such Indebtedness permitted under Section 6.01(y);
               (viii) payment of Indebtedness under the Senior Secured Term Loan Facility to the extent secured by a first priority security interest in the applicable assets pursuant to the Intercreditor Agreement (or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and in any event that is no less favorable to the Secured Parties than the Intercreditor Agreement), with the Net Proceeds of any sale, transfer or other disposition of any Term Loan First Lien Collateral (as defined in the Intercreditor Agreement) or with any Net Insurance/Condemnation Proceeds of any Term Loan First Lien Collateral;
               (ix) mandatory prepayments of Indebtedness under Section 2.09 of the Senior Secured Term Facility Credit Agreement in amounts required under, and in accordance with, the Senior Secured Term Facility Credit Agreement (or any successor section thereof or under any comparable provision in any agreement related to the refinancing or replacement thereof);
               (x) payment of regularly scheduled interest and principal payments and any mandatory payments or prepayments as and when due in respect of any Indebtedness permitted under Section 6.01(v), provided, that, as to any such payments of principal or mandatory payments or prepayments in excess of $20,000,000 in any Fiscal Year, as of the date of any such payment and after giving effect thereto, each of the Payment Conditions is satisfied;
               (xi) Restricted Debt Payments, provided, that, as of the date of any such payment and after giving effect thereto, each of the Payment Conditions is satisfied (provided, that, in the case of an irrevocable notice required under the terms of the applicable agreements or instruments to be given in respect of a Restricted Debt Payment prior to the date of the making of such payment, the Payment Conditions with respect to such Restricted Debt Payment only need to be satisfied at the time of the giving of such irrevocable notice, so long as such payment is made within 90 days after the date of such notice).
     Section 6.06. Restrictions on Subsidiary Distributions. Except as provided herein, in the Senior Subordinated Note Indenture, the Senior Secured Term Facility Credit Agreement or (with respect to encumbrances or restrictions on the ability of any Foreign Subsidiary only) in any documentation evidencing the Indebtedness of Foreign Subsidiaries expressly permitted by Section 6.01(j) and Section 6.01(q), no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Amscan to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Borrower or any other Subsidiary of Amscan, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Borrower or any other Subsidiary of Amscan, (c) make loans or advances to any Borrower or any other Subsidiary of Amscan, or (d) transfer any of its property or assets to any Borrower or any other Subsidiary of Amscan other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(k), (l), (m), (n) or (p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Section 6.01(k), (l), (m), or (n)) or (w) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property or assets to any Borrower or any other Subsidiary of Amscan other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(k), (l), (m), (n) or (p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Section 6.01(k), (l), (m), or (n)) or (w) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in any instrument governing Indebtedness or Capital Stock of a Person acquired by Amscan or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition),which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by Section 6.01 to be incurred; (v) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; and (vi) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis.
     Section 6.07.Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:
          (a) cash or Cash Equivalents;
          (b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Subsidiaries that are Loan Parties;
          (c) Investments in (i) any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers, in each case received or made in the ordinary course of business consistent with the past practices of Amscan and its Subsidiaries;
          (d) intercompany loans to the extent permitted under Section 6.01(b)(i) and intercompany guaranties to the extent permitted under Sections 6.01(h) and (r);
          (e) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.08;
          (f) Investments described in Schedule 6.07 and Investments to the extent permitted under Section 6.01(t)(ii);
          (g) Investments received in lieu of Cash in connection with Asset Sales expressly permitted by Section 6.08;
          (h) loans or advances to officers, directors and employees of the Holdings and its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of Holdings, provided, that, the amount of such loans and advances shall be contributed to Amscan in cash as common equity, or paid to Amscan in connection with such purchase of Capital Stock, in an aggregate principal amount outstanding not to exceed $10,000,000 at any one time outstanding;

          (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
          (j) Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Section 6.01(b)(ii)) or Restricted Junior Payments permitted under Section 6.05;
          (k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
          (l) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
          (m) advances of payroll payments to employees in the ordinary course of business;
          (n) Investments to the extent that payment for such Investments is made solely with Capital Stock of Holdings not resulting in a Change of Control;
          (o) Investments of a Borrower or Subsidiary Guarantor acquired after the Closing Date or of a Person merged into or amalgamated with any Borrower or merged, amalgamated or consolidated with a Borrower or Subsidiary Guarantor in accordance with Section 6.08 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation, or consolidation and were in existence on the date of such acquisition, merger, amalgamation, or consolidation;
          (p) Consolidated Capital Expenditures (without regard to the exclusions listed in the definition thereof) permitted hereby;
          (q) Investments made after the date hereof by Amscan and its Subsidiaries in or to any Person (including, without limitation, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, and including any Foreign Subsidiary) in an aggregate amount for all such Investments in any Fiscal Year not to exceed $15,000,000, provided, that, to the extent that Investments made pursuant to this Section 6.07(q) in any Fiscal Year are less than $15,000,000, then the amount of Investments made pursuant to this Section 6.07(q) that may be made in the immediately succeeding year shall be $15,000,000 plus the amount by which Investments made pursuant to this Section 6.07(q) were less than $15,000,000 in the immediately preceding year, but in no event shall the aggregate amount of

Investments made pursuant to this Section 6.07(q) in any Fiscal Year exceed $30,000,000; and
          (r) Investments made after the date hereof by Amscan and its Subsidiaries in or to any Person (including, without limitation, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, and including any Foreign Subsidiary); provided, that, as of the date of such Investment and after giving effect thereto, as to any such Investment, each of the Payment Conditions is satisfied.
Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.05.
     Section 6.08. Fundamental Changes; Disposition of Assets; Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
          (a) any Subsidiary of Holdings may be merged with or into Amscan, any Borrower or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Amscan, any Borrower or any Subsidiary Guarantor; provided, that, in the case of such a merger, Amscan, such Borrower or such Subsidiary Guarantor, as applicable, shall be the continuing or surviving Person and the Lien on and security interest in such Collateral granted or to be granted in favor of the Administrative Agent under the Collateral Documents shall be maintained or created in accordance with Section 5.12;
          (b) any Foreign Subsidiary of Amscan may be merged with or into any other Foreign Subsidiary of Amscan, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions to Amscan or any wholly-owned Subsidiary; provided, that, in the case of such a merger, a wholly-owned Subsidiary shall be the continuing or surviving Person; provided, further, in the case of a merger of a Foreign Subsidiary with or into a Domestic Subsidiary, a Domestic Subsidiary shall be the continuing or surviving Person;
          (c) sales or other dispositions of assets that do not constitute Asset Sales;

          (d) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales permitted only pursuant to this Section 6.08(d) within the same Fiscal Year, are less than $30,000,000; provided, that, (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Amscan (or similar governing body)) and (ii) no less than 75% thereof shall be paid in Cash or Cash Equivalents and (iii) such proceeds shall be paid to the Blocked Accounts as provided in Section 2.21;
          (e) disposals of obsolete, worn out or property and any assets acquired in connection with the acquisition of another Person or a division or line of business of such Person which Amscan reasonably determines are surplus assets;
          (f) Permitted Acquisitions;
          (g) other acquisitions, dispositions or expenditures that constitute Investments that are permitted to be made pursuant to Section 6.07;
          (h) any Subsidiary Guarantor may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.07; provided, that, the continuing or surviving Person shall be a Subsidiary Guarantor, which shall have complied with the requirements of Section 5.12;
          (i) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;
          (j) to Amscan or to a Borrower or Subsidiary Guarantor; provided, that, if the transferor of such property is a Loan Party the transferee thereof must either be Amscan, a Borrower or a Subsidiary Guarantor, in which event the Administrative Agent shall retain its perfected Lien on the property so disposed of, subject to the same priority as existed prior to such disposition;
          (k) sales, discounting or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;
          (l) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which (i) do not materially interfere with the business of the Holdings and it Subsidiaries, or (ii) relate to closed stores;
          (m) termination of leases in the ordinary course of business;
          (n) transfers of property subject to casualty, eminent domain or condemnation;

          (o) licenses for the conduct of licensed departments within the Loan Parties’ stores in the ordinary course of business;
          (p) as long as no Event of Default hereof then exists or would arise therefrom, and no Protective Advance would result therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory not in the ordinary course of business in connection with store closings, at arm’s length, provided, that, (i) such store closures and related Inventory dispositions shall not exceed, in any Fiscal Year 10% of the number of the Loan Parties’ stores as of the beginning of such Fiscal Year (net of store relocations (i) occurring substantially contemporaneously, but in no event later than 10 Business Days after the related store closure date, or (ii) wherein a binding lease has been entered into prior to the related store closure date), and (iii) as of any date after the Closing Date, the aggregate number of such store closures since the Closing Date shall not exceed 20% of the greater of (A) the number of the Loan Parties’ stores in existence as of the Closing Date or (B) the number of the Loan Parties’ stores as of the first day of any Fiscal Year beginning after the Closing Date (net of store relocations (1) occurring substantially contemporaneously, but in no event later than ten (10) Business Days after the related store closure date or (2) wherein a binding lease has been entered into prior to the related store closure date), provided, that, all sales of Inventory in connection with store closings in a transaction or series of related transactions shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent and proceeds of such sales or other dispositions shall be paid to the Blocked Accounts as provided in Section 2.21;
          (q) sales of non-core assets acquired in connection with a Permitted Acquisition and sales of Real Estate Assets acquired in a Permitted Acquisition which, within thirty days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of a store; provided that, all Net Proceeds received in connection therewith such proceeds shall be paid to the Blocked Accounts as provided in Section 2.21;
          (r) exchanges or swaps, including, without limitation, transactions covered by Section 1031 of the Code, of Real Estate Assets of the Loan Parties so long as the exchange or swap is made for fair value and on an arm’s length basis, provided, that, upon the consummation of such exchange or swap, (i) the Administrative Agent has a perfected Lien having the same priority as any Lien held on the Real Estate Assets so exchanged or swapped and (ii) subject to the Intercreditor Agreement, the Net Proceeds, if any, received in connection therewith such proceeds shall be paid to the Blocked Accounts as provided in Section 2.21;
          (s) Sale-Leaseback Transactions permitted by Section 6.10; and
          (t) Restricted Payments permitted by Section 6.05.
     Section 6.09. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.08 and except for issuances of Capital Stock by Foreign Subsidiaries to make Permitted Acquisitions pursuant to Section 6.08(g) and except for Liens created under the Senior Secured Term Loan Credit Facility and subject to the Intercreditor Agreement, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (i) to qualify directors if required by applicable law, or (ii) to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder).
     Section 6.10. Sales and Lease-backs. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Amscan or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Amscan or any of its Subsidiaries) in connection with such lease; provided, that, a Sale and Lease-Back Transaction shall be permitted so long as (i) such Sale and Lease-Back Transaction is either (A) permitted by Section 6.01(m), or (B) (1) is made for cash consideration in an amount not less than the fair value of the applicable property, (2) is pursuant to a lease on market terms, (3) is consummated within two hundred and seventy (270) days after such Loan Party acquires or completes the construction of the applicable property and (4) the net proceeds received from such Sale and Lease-Back Transaction, when combined with the net proceeds of all other Sale and Lease-Back Transactions permitted hereunder, does not exceed $15,000,000, and (ii) the Borrowers shall have used commercially reasonable efforts to deliver to the Administrative Agent a Collateral Access Agreement from the purchaser or transferee on terms and conditions reasonably satisfactory to the Administrative Agent.
     Section 6.11.Transactions with Shareholders and Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Amscan or of any such holder on terms that are less favorable to Amscan or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, that, the foregoing restriction shall not apply to (a) any transaction between or among (i) any Borrower and/or one or more Subsidiary Guarantors or (ii) one or more Foreign Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements (including severance) for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions permitted in Sections 6.01(o) and 6.05(b), (c) and (d); (e) the transactions described on Schedule 6.11; (f) commercial transactions between or among Amscan and/or one or more Subsidiaries in the ordinary course of business and consistent with past practices; (g) the payment of fees and expenses relating to the Transaction, including Transaction Expenses, (h) payments due pursuant to the Management Agreement to the extent permitted under Section 6.05(a), (i) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock of Holdings permitted under Section

6.05, (j) loans and other transactions by the Loan Parties to the extent permitted under this Article 6, (k) the payment of customary fees, compensation, and reasonable out of pocket costs to and indemnities provided on behalf of, directors, officers and employees of the Loan Parties in the ordinary course of business to the extent attributable to the ownership or operation of the Loan Parties, and (l) dividends, redemptions and repurchases permitted under Section 6.05.
     Section 6.12.Conduct of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by any Loan Party on the Closing Date and similar or related businesses and (b) such other lines of business as may be consented to by Required Lenders.
     Section 6.13.Amendments or Waivers of Certain Related Agreements. Except as set forth in Section 6.14, no Loan Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement, in each case in a manner that is materially adverse to the Lenders, in each case after the Closing Date without in each case obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.
     Section 6.14.Amendments of or Waivers with Respect to Certain Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of (a) any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof or change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or the Lenders or (b) the Senior Secured Term Loan Credit Facility other than in accordance with the Intercreditor Agreement.
     Section 6.15.Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end to a date other than December 31 or the Saturday closest to December 31.
     Section 6.16.Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Related Agreements, the Senior Secured Term Loan Facility and as may be permitted under Section 6.01; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents or, subject to the Intercreditor Agreement, the Senior Secured Term Loan Credit Facility to which it is a party or permitted to it pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Amscan, (ii) performing its obligations and activities incidental thereto under the Loan Documents and the Senior Secured Term Loan Facility, and to the extent not inconsistent therewith, the Related Agreements and (iii) making Restricted Junior Payments and Investments to the extent permitted to it by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of Amscan; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Amscan; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
     Section 6.17. [RESERVED]
     Section 6.18.Fixed Charge Coverage Ratio. Upon the occurrence and during the continuance of a Compliance Event, Amscan will not permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0. For the purposes of this Section 6.18, the Fixed Charge Coverage Ratio shall be calculated on the date of the occurrence of any Compliance Event and, during the continuance thereof, on the date that financial statements are required to be delivered pursuant to Section 5.01, in each case, as of the end of the most recently completed twelve month period for which such financial statements have been required to be delivered.
ARTICLE 7 EVENTS OF DEFAULT
     Section 7.01.Events of Default. If any of the following events (“Events of Default”) shall occur:
          (a) Failure To Make Payments When Due. Failure by the Borrowers to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five (5) days after the date due; or
          (b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in (a) above) with an aggregate principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, except that a breach or default by any Loan Party with respect to any such other material term of the Senior Secured Term Facility Credit Agreement will not constitute an Event of Default unless such breach or default has continued for sixty (60) consecutive days or the agent and/or lenders thereunder have demanded repayment of, or otherwise accelerated, any of the Indebtedness or other obligations thereunder or the agent and/or lenders thereunder have commenced the exercise of any other rights or remedies arising as a result of such breach or default; or
          (c) Breach of Certain Covenants.
               (i) Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.21, Section 5.01(f), Section 5.01(q) (at any time when Amscan is required to deliver a Borrowing Base Certificate on a weekly basis), Section 5.02, Section 5.11, or Article 6; or
               (ii) Failure of any Loan Party to perform or comply with any term or condition contained in Section 5.01 (other than Section 5.01(f) and (i)), Section 5.01(q) (at any time when Amscan is required to deliver a Borrowing Base Certificate on a monthly basis), Section 5.05, Section 5.06, or Section 5.12, which failure continues unremedied for a period of five Business Days; or
               (iii) Failure of any Loan Party to perform or comply with any term or condition contained in Section 5.01(i) or Section 5.04 which failure continues unremedied for a period of fifteen days; or
          (d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an executive officer of such Loan Party becoming aware of such default or (ii) receipt by any Borrower (or Borrower Agent on behalf of such Borrower) of notice from the Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than an Immaterial

Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries other than its Immaterial Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries other than its Immaterial Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries other than its Immaterial Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (ii) Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or (iii) Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.01(f); or
          (h) Judgments and Attachments. Any one or more money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or
          (i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in liability of Holdings or any of its Subsidiaries in excess of the Threshold Amount during the term hereof; or (ii) there shall occur the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

          (k) Change of Control. A Change of Control shall occur; or
          (l) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any guaranty set forth in Article 10 for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Administrative Agent or any Secured Party to take any action within its control or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or
          (m) Subordination. The Obligations shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness (including the Indebtedness under the Senior Subordinated Notes as evidenced by the Senior Subordinated Note Documents) or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;
then, and in every such event (other than an event with respect to any Loan Party described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Agent, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require that the Borrowers deposit in the LC Collateral Account an amount in cash equal to 103% of the then outstanding LC Exposure; provided, that, upon the occurrence of an event with respect to any Loan Party described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the obligation of the Borrowers to cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE 8 THE ADMINISTRATIVE AGENT
     Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to Administrative Agent by the any Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan

Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Agent and the other Lenders thereof in writing. Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action, accelerate the Obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at foreclosure sales, UCC sales, any sale under Section 363 of the Bankruptcy Code or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a case under the Bankruptcy Case.
     Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Borrowers, Administrative Agent and each Secured Party agrees that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition and (B) Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, Administrative Agent may resign at any time by notifying the other Administrative Agent, the Lenders, the Issuing Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrowers, to appoint a successor Administrative Agent; provided, that, during the existence and continuation of an Event of Default, no consent of the Borrowers shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the other Administrative Agent, the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrowers. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon either Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
     Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by either Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
     The Arrangers, the joint bookrunners, Syndication Agent and the Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
ARTICLE 9 MISCELLANEOUS
     Section 9.01. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
               (i) if to any Loan Party, to the Borrower Agent at:
80 Grasslands Road
Elmsford, New York 10523
Attn: Michael A. Correale, Chief Financial Officer
Telephone: (914) 784-4050
Fax: (914) 345-2056

with copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn: Sunil W. Savkar, Esq.
Telephone: (212) 841-5762
Fax: (646) 728-1533

               (ii) if to the Administrative Agent, an Issuing Bank or the Swingline Lender, at:
Wells Fargo Retail Finance, LLC
One Boston Place, Suite 1800
Boston, Massachusetts 02108
Attention: Adam Davis
Telephone: (617) 854-7240
Fax: (617) 523-4032
               (iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided, that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices pursuant to Article 2 or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(f) unless otherwise agreed by the Administrative Agent and the applicable Lender. Administrative Agent or the Borrower Agent (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     Section 9.02. Waivers; Amendments.

          (a) No failure or delay by Administrative Agent, any Issuing Bank or Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Administrative Agent, any Lender or Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided, that, no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments, or the making of any Protective Advance, so long as in compliance with the provisions of Section 2.04, shall not constitute an increase of any Commitment of any Lender; provided, that, any change to the second proviso to the second sentence of Section 2.04(a) shall require the written consent of each Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby; provided, that, only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of the Borrowers to pay interest at such default rate, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, that, only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of the Borrowers to pay interest at such default rate, (D) change the definition of “Senior Debt Reserve”, Section 2.11(d), Section 2.18(a), 2.18(b) or (c) or Section 2.11(c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, or subordinate the Administrative Agent’s liens in all or substantially all of the Collateral, without the written consent of each Lender; provided, that, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, (F) change the definition of the term Borrowing Base”, or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased (provided, that, the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders), or reduce the Dollar amount set forth in the definition of “Cash Dominion Event” or “Compliance Event”, in each case without the written consent of the Super Majority Lenders, (G) change any of the provisions of this Section or the definition of “Required Lenders” or the definition of “Super Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (H) release all or substantially all of the value of the Loan Guaranties (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 10.12 hereof), without the written consent of each Lender, or (I) except as provided in clause (c) or (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided, further, that, no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders, except for those consents provided in Section 2.22(b)).
          (c) The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), the termination, expiration or, to the extent effected in a manner reasonably acceptable to the relevant Issuing Banks or as otherwise provided for herein, cash collateralization or back-stopping of all outstanding Letters of Credit, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), provided, that, such release would not result in a release of all or substantially all of the Collateral, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iii) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Loan Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to the Collateral Documents or (v) as required pursuant to the terms of the Intercreditor Agreement. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.
          (d) Notwithstanding anything to the contrary contained in this Section 9.02, pledge agreements and related documents (if any) executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended and waived with the consent of the Administrative Agent at the request of the Borrowers (or Borrower Agent on behalf of Borrowers) without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such pledge agreement or other document to be consistent with this Agreement and the other Loan Documents.
          (e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement (it being understood and agreed that, if any consent, amendment, waiver or other modification affects one Class of Lenders without affecting another Class of Lenders, the Borrowers may replace such Non-Consenting Lender only with respect to the Class of Revolving Loans or Commitments so affected); provided, that, concurrently with such replacement, (i) another bank or other entity which is a Lender or is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b) whereupon the Non-Consenting Lender being replaced shall be released from such obligations, (ii) the Borrowers or replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(C), if applicable, in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including, without limitation, payments due to such Non- Consenting Lender under Section 2.15 and 2.17, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender agrees that if it is replaced pursuant to this Section 9.02(e), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale, purchase, assignment, assumption and release and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that, the failure of any Lender replaced pursuant to this Section 9.02(e) to execute an Assignment and Assumption shall not render such sale, purchase, assignment, assumption and release invalid.
     Section 9.03. Expenses; Indemnity; Damage Waiver.
          (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Otterbourg, Steindler, Houston & Rosen, P.C., counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one outside legal counsel to the Administrative Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, Issuing Banks or the Lenders, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent and for one law firm retained by the Lenders (unless the interests of any group of Lenders are sufficiently materially divergent, in which case one (1) additional counsel for such group of Lenders may be retained), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans of Letters of Credit, (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrowers and the Administrative Agent with respect thereto, all reasonable out-of-pocket expenses incurred by the Administrative Agent in the administration of the Loan Documents and (v) reasonable out-of-pocket expenses in an amount not to exceed $20,000 incurred by Syndication Agent on or prior to the Closing Date in connection with the Loan Documents. Expenses reimbursable by the Borrowers under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable out-of-pocket costs and expenses incurred in connection with: (A) appraisals; (B) field examinations (other than field examinations conducted at the Administrative Agent’s own expense pursuant to the last sentence of Section 5.06(b))

and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or (notwithstanding any reference to “out-of-pocket” above in this Section 9.03) the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination; (C) lien and title searches and title insurance; (D) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens; and (E) forwarding loan proceeds and costs and expenses of preserving and protecting the Collateral. Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.
          (b) The Borrowers shall indemnify Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to any Borrower or any of its Subsidiaries or to any property currently or formerly owned or operated by any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate of such Indemnitee or, to the extent such judgment finds such Indemnitee in breach of the Loan Documents and the proceeding was initiated by Holdings, Amscan, any Borrower or any Subsidiary of any Borrower directly against such Indemnitee for breach of the Loan Documents; provided, further, that, the Borrowers shall not be obligated to indemnify any Indemnitee for expenses relating to any field examinations conducted at the Administrative Agent’s own expense pursuant to the last sentence of Section 5.06(b).
          (c) To the extent that the Borrowers fail to pay any amount required to be paid by it to Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s

Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof
          (e) All amounts due under this Section shall be paid promptly after written demand therefor.
     Section 9.04. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except, that, (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
                    (A) the Borrower Agent; provided, that, no consent of Borrower Agent shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee;
                    (B) the Administrative Agent;

                    (C) the Swingline Lender; and
                    (D) each Issuing Bank.
               (ii) Assignments shall be subject to the following additional conditions:
                    (A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than $2,500,000 unless each of the Borrower Agent and the Administrative Agent otherwise consent;
                    (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (except that this clause (B) shall not limit the right of a Lender to assign all or any portion of either its Commitment (without the necessity of assigning a proportionate portion of both));
                    (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and
                    (D) the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) if applicable, any Internal Revenue Service forms required under Section 2.17.
The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
               (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(i)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register; provided, that, if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(d) or (e), 2.07(6), 2.18(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
               (vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this

Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Amscan or any Subsidiary or the performance or observance by Amscan or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement and the Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Agent, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, that, (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.13, 2.14 or 2.15 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided, however, that, (i) in the case of the Borrowers, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this

Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower Agent or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower Agent and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
          (f) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Banks or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then an Issuing Bank or the Swingline Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that, (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or the Swingline Lender, as applicable, or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
     Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent, an Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.07. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Agent and the Administrative Agent of such set-off or application; provided, that, any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE

ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.
     Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.12. Confidentiality. Administrative Agent, each Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process; provided, that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrower Agent of any such request, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section

9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the prior written consent of the Borrower Agent or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Person or (ii) becomes available to Administrative Agent, an Issuing Bank or any Lender on a non-confidential basis other than as a result of a breach of this Section from a source other than any Loan Party. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, any Sponsor or the Transactions other than any such information that is available to Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by any Loan Party.
     Section 9.13. Several Obligations; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Banks nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
     Section 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and Guarantor, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act.
     Section 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
     Section 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
     Section 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     Section 9.18. Intercreditor Agreement. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (a) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (b) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (c) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS REVOLVING FACILITY AGENT AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE SENIOR SECURED TERM FACILITY CREDIT AGREEMENT TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.
     Section 9.19. Designation Of Subsidiaries. The board of directors of Amscan may at any time designate any subsidiary of Amscan as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided, that, (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) after giving effect to such designation, the Payment Conditions shall have been satisfied, (c) Amscan may not be designated as an Unrestricted Subsidiary, (d) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Subsidiary” for the purpose of the Senior Secured Term Loan Facility, (e) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (f) no Unrestricted Subsidiary shall own any Capital Stock in Amscan or its Subsidiaries, (g) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, any Borrower or its Subsidiaries, (h) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to any Borrower or its Subsidiaries with respect to such Indebtedness, except as permitted pursuant to this Agreement, (i) no Unrestricted Subsidiary shall be a party to any transaction or arrangement with any Borrower or its Subsidiaries that would not be permitted by Section 6.11, and (j) none of Holdings or any of its Subsidiaries shall have any obligation to subscribe for additional Capital Stock of any Unrestricted Subsidiary or to preserve or maintain the financial condition of any Unrestricted Subsidiary if such obligation would result in a Default. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Amscan therein at the date of designation in an amount equal to the net book value of Amscan’s investment therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.07). The designation of any Unrestricted

Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
ARTICLE 10 LOAN GUARANTY
     Section 10.01. Guaranty. Each Loan Party hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Loan Party further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.
     Section 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Party waives any right to require Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any other Loan Party, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any collateral securing all or any part of the Guaranteed Obligations.
     Section 10.03. No Discharge or Diminishment of Loan Guaranty.
          (a) Except as otherwise provided for herein, the obligations of each Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Party may have at any time against any Obligated Party, Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
          (b) Except for termination of a Loan Party’s obligations hereunder or as expressly permitted by Section 10.12, the obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

          (c) Further, the obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).
     Section 10.04. Defenses Waived. To the fullest extent permitted by applicable law, and except for termination of a Loan Party’s obligations hereunder or as expressly permitted by Section 10.12, each Loan Party hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Party under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party against any Obligated Party or any security.
     Section 10.05. Rights of Subrogation. No Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made).

     Section 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Party’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Loan Parties forthwith on demand by the Administrative Agent.
     Section 10.07. Information. Each Loan Party assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Loan Guaranty, and agrees that none of Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.
     Section 10.08. Taxes. All payments of the Guaranteed Obligations will be made by each Loan Party free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that, if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Loan Party shall make such deductions and (c) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     Section 10.09. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Party’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Parties or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Party’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Party is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Party nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Party hereunder shall not be rendered voidable under applicable law. Each Loan Party agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Party without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder; provided, that, nothing in this sentence shall be construed to increase any Loan Party’s obligations hereunder beyond its Maximum Liability.
     Section 10.10. Contribution. In the event any Loan Party (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Party (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article 10, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non- Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Parties hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Party, the aggregate amount of all monies received by such Loan Parties from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Party’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Party’s Maximum Liability). Each of the Loan Parties covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Administrative Agent, the Issuing Banks, the Lenders and the other Secured Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     Section 10.11. Liability Cumulative. The liability of each Loan Party under this Article 10 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
     Section 10.12. Release of Loan Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary a Loan Guarantor that is a Subsidiary shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released (a) upon the consummation of any transaction permitted hereunder if as a result thereof such Loan Guarantor would no longer be required to provide a guarantee of the

Obligations pursuant to Section 5.12 or (b) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), the termination, expiration or, to the extent effected in a manner reasonably acceptable to the relevant Issuing Banks or as otherwise provided for herein, cash collateralization or back-stopping of all outstanding Letters of Credit. In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Loan Guarantor that is a Subsidiary, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Administrative Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMSCAN HOLDINGS, INC.
By:
	Name:	Michael A. Correale
	Title:	Chief Financial Officer

AAH HOLDINGS CORPORATION FACTORY CARD & PARTY OUTLET CORP.
By:
	Name:	Michael A. Correale
	Title:	Chief Financial Officer

AMSCAN INC. GAGS AND GAMES, INC. PA ACQUISITION CORP. PARTY AMERICA FRANCHISING, INC. PARTY CITY CORPORATION
By:
	Name:	Michael A. Correale
	Title:	Vice President and Treasurer

ANAGRAM INTERNATIONAL HOLDINGS, INC. ANAGRAM INTERNATIONAL, INC. JCS PACKAGING, INC. M&D INDUSTRIES, INC. SSY REALTY CORP. TRISAR, INC.
By:
	Name:	Michael A. Correale
	Title:	Assistant Treasurer

AM-SOURCE, LLC ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC
By:	Amscan Holdings, Inc., sole Member

By:
	Name:	Michael A. Correale
	Title:	Chief Financial Officer

ANAGRAM INTERNATIONAL, LLC
By:
	Name:	Michael A. Correale
	Title:	Manager

FACTORY CARD OUTLET OF AMERICA LTD.
By:
	Name:	Gary W. Rada
	Title:	President

PARTY CITY FRANCHISE GROUP HOLDINGS, LLC PARTY CITY FRANCHISE GROUP, LLC
By:
	Name:	Mark Tobin
	Title:	Treasurer

WELLS FARGO RETAIL FINANCE, LLC, individually, as Administrative Agent, as Swingline Lender and as a Lender
By:
Name:
Title:

BANK OF AMERICA, N.A., individually, as Syndication Agent, as an Issuing Bank and as a Lender
By:
Name:
Title:

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA, individually, as a Co-Documentation Agent and as a Lender
By:
Name:
Title:

TD BANK, N.A., individually, as a Co-Documentation Agent and as a Lender
By:
Name:
Title:

SUNTRUST BANK, individually, as a Co-Documentation Agent and as a Lender
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, individually and as a Lender
By:
Name:
Title:

CAPITAL ONE LEVERAGE FINANCE CORP., individually and as a Lender
By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as a Lender
By:
Name:
Title:

By:
Name:
Title:

COMMITMENT SCHEDULE

Lender	Commitment
Wells Fargo Retail Finance, LLC	$119,500,000
Bank of America, N.A.	$74,500,000
RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA	$28,000,000
TD Bank, N.A.	$28,000,000
SunTrust Bank	$28,000,000
U.S. Bank National Association	$20,000,000
Credit Suisse AG, Cayman Islands Branch	$15,000,000
Capital One Leverage Finance Corp.	$12,000,000

Total	$325,000,000.00

SCHEDULE 1
Subsidiary Borrowers
Amscan Inc., a New York corporation
Anagram International, Inc., a Minnesota corporation
Am-Source, LLC, a Rhode Island limited liability company
Factory Card Outlet of America Ltd., an Illinois corporation
Gags and Games, Inc., a Michigan corporation
PA Acquisition Corp., a Delaware corporation
Party City Corporation, a Delaware corporation
Party City Franchise Group, LLC, a Delaware limited liability company